Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

RICHARD STEEL,

STEEL MEDIA

AND

SOCIAL REALITY, INC.

dated as of

October 30, 2014

-i-

ARTICLE IV. REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER		31

4.1	Ownership and Transfer of Shares	31
4.2	Authorization of Agreement	31
4.3	Conflicts; Consents of Third Parties	31
4.4	Financial Advisors	32
4.5	Investment	32
4.6	No Other Representations or Warranties; Schedules	32

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE BUYER		33

5.1	Organization and Good Standing	33
5.2	Authorization of Agreement	33
5.3	Conflicts; Consents of Third Parties	33
5.4	Litigation	34
5.5	Valid Issuance; SEC Filings	34
5.6	Assets	35
5.7	Intellectual Property	35
5.8	Employee Matters	35
5.9	Compliance with Laws	36
5.10	Absence of Certain Changes	36
5.11	Financial Advisors	36
5.12	Financial Capability	36
5.13	No Other Representations or Warranties; Schedules	36

ARTICLE VI. COVENANTS OF THE PARTIES		37

6.1	Access to Records	37
6.2	Employees; Employee Benefits	37
6.3	Public Announcements	37
6.4	Expenses	38
6.5	Transfer Taxes	38
6.6	Tax Matters	38
6.7	Indemnification of Directors and Officers	40
6.8	Noncompetition; Non-Solicitation	41
6.9	Board Seat	42
6.10	Put Right	42

ARTICLE VII. INDEMNIFICATION		43

7.1	Survival of Representations and Warranties	43
7.2	Indemnification by the Seller	43
7.3	Indemnification by the Buyer	44
7.4	Claims Procedures	44

-ii-

7.5	Limitations	46
7.6	Calculation and Satisfaction of Losses	47
7.7	Effect on Purchase Price	48
7.8	Sole and Exclusive Remedy	48

ARTICLE VIII. GENERAL PROVISIONS		48

8.1	Further Assurances	48
8.2	Notices	48
8.3	Amendment; Waiver	49
8.4	Assignment	49
8.5	No Third Party Beneficiaries	50
8.6	Severability	50
8.7	Entire Understanding	50
8.8	Captions	50
8.9	Counterparts; Electronic Signatures	50
8.10	Governing Law; Venue; Wavier of Trial by Jury	51
8.11	Currency	51

-iii-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 30, 2014, is by and among Richard Steel (the “Seller”), Steel Media, a California corporation (the “Company”) and Social Reality, Inc., a Delaware corporation (the “Buyer”).

PRELIMINARY STATEMENTS

A.

The Seller is the owner of 100,000 shares of common stock, no par value per share, of the Company (the “Shares”), constituting 100% of the issued and outstanding shares of the Company.

B.

The Seller desires to transfer, assign and sell to the Buyer, and the Buyer desires to acquire and purchase from the Seller, all of the Shares, and thereby purchase and acquire the Business (as defined herein) of the Company on the terms and subject to the conditions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
DEFINITIONS; CONSTRUCTION

1.1

Definitions.

For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business” means the digital advertising business involving the outsourced execution and management of digital advertising campaigns across display, mobile, video and email advertising channels.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

“Business Employee” means any employee of the Company immediately prior to the Closing.

“Buyer Common Stock” means Class A common stock of the Buyer, $0.001 par value per share.

“Buyer Change of Control” means any one of the following, whether in one or a series of transactions, directly or indirectly: (i) the consummation of a merger or consolidation of the Buyer or the Company with or into another Person (except a merger or consolidation in which the holders of capital stock of the Buyer or the Company, as applicable, immediately prior to such merger or consolidation collectively continue to hold at least 60% of the earning power, voting power or capital stock of the surviving Person); (ii) the issuance, transfer, sale or disposition to another Person in a single transaction or in a series of closely related transactions of the voting power or capital stock of the Buyer or the Company, as applicable, if after such issuance, sale, transfer or disposition such Person would hold more than 40% of the voting power or capital stock of the Buyer or the Company; (iii) if the Persons who, on the date of this Agreement, constitute a majority of the board of directors of the Buyer or the Company (collectively, the “Original Directors”) or Persons nominated and/or appointed as directors by vote of a majority of such Persons, shall for any reason cease to constitute a majority of either such board of directors; (iv) a sale, transfer or disposition of all or substantially all of the assets or earning power of the Buyer, the Company or the Business; or (v) dissolution, liquidation or winding up of the affairs of the Buyer or the Company.

“Buyer Intellectual Property” means the Intellectual Property owned by or licensed to the Buyer and, in the case of registered Buyer Intellectual Property, that which is set forth on Schedule 5.7 of the Buyer Disclosure Schedule.

“Cause” has the meaning set forth in the Seller Employment Agreement.

“Claim” means a Third Party Claim or Interparty Claim, as applicable.

“Closing Date Share Price” $1.0474, subject to proportionate adjustment in the event of a stock split, stock dividend or distribution, recapitalization or similar event.

 “Closing Price” means (a) if the Buyer Common Stock is then listed or quoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market or any other national securities exchange, the closing price per share of the Buyer Common Stock for such date (or the nearest preceding date) on such Eligible Market on which the Buyer Common Stock is then listed or quoted; or (b) if clause (a) is not applicable and prices for the Buyer Common Stock are then quoted on the OTC Bulletin Board or any tier of the OTC Markets, the closing bid price per share of the Buyer Common Stock for such date (or the nearest preceding date) so quoted.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means the Intellectual Property owned by or licensed to the Company and, in the case of registered Company Intellectual Property, that which is set forth on Schedule 3.11 of the Company Disclosure Schedule.

“Contract” means any written or verbal contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license in effect on the Closing Date or any offers or solicitations made to any third party to enter into any of the foregoing outstanding on the Closing Date.

“Cumulative EBITDA Amount” means the sum of the Earnout EBITDA for the First Earnout Period and the Earnout EBITDA for the Second Earnout Period.

“Cumulative EBITDA Target” means Eight Million Nine Hundred Forty-Three  Thousand Dollars ($8,943,000).

“Current Assets” means the current assets of the Company consisting of accounts receivable, unbilled receivables, prepaid expenses, inventory and other current assets as of the Closing Date and including cash and cash equivalents as determined in accordance with GAAP, subject to the principles and adjustments set forth on Schedule 1.1 hereto.

“Current Liabilities” means the current liabilities of the Company consisting of accounts payable, accrued expenses and other current liabilities as of the Closing Date determined in accordance with GAAP, subject to the principles and adjustments set forth on Schedule 1.1 hereto.

“Earnout Consideration” means the Year-One Earnout Consideration and/or the Year-Two Earnout Consideration, as applicable.

“Earnout Payment” means the sum of the (x) the cash amount of any Earnout Consideration actually paid to the Seller, plus (y) the dollar value (based on the applicable Earnout Share Price) of the shares of Buyer Common Stock issued to the Seller as Earnout Consideration.

“Earnout Period” means each of the First Earnout Period and the Second Earnout Period, as applicable.

“Earnout Share Price” means the volume weighted average price (with respect to any Trading Day for which such average is being calculated, the aggregate sales price of all trades of Buyer Common Stock during such Trading Day divided by the total number of shares of Buyer Common Stock traded during such Trading Day) of the Buyer Common Stock for the twenty (20) Trading Days immediately preceding, up to and including, the last day of an Earnout Period as reported by Bloomberg L.P. using the AQR function.

“Earnout Shares” means any shares of Buyer Common Stock issued to the Seller in satisfaction of an Earnout Payment.

“EBITDA” means, with respect to the Company and any now or hereafter existing subsidiaries, earnings before interest, taxes, depreciation and amortization for the twelve month period ending on the last day of the applicable Earnout Period, each of the foregoing calculated in accordance with GAAP, and then adjusted to add back items of expense: that are: (i) personal to the current or former owners of the Company in nature (to the extent it relates to any period prior to the Closing), (ii) non-recurring in the ordinary course, (iii) expenses attributable to Buyer’s ownership and control of the Company, including without limitation, increased staffing costs, increased vendor costs from vendors not previously used by the Company, costs relating to audits, costs relating to compliance with federal and state securities Laws and other increased administrative and operational costs, which are incurred at the request or direction of the Buyer, (iv) any expense incurred in connection with the conduct of the

Business that is not consistent with past practice and not approved by the Seller, and (v) any expense giving rise to or paid in satisfaction of an indemnification claim under Section 7.3 (collectively, the “EBITDA Adjustments”).

“Eligible Market” means the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the NYSE MKT, any other national securities exchange, the OTCBB, the OTCQX or the OTCQB.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any Governmental Body (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or other natural resources, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances as no in effect.

“Equity Conditions” means each of the following, which must be satisfied through the applicable date of determination:

(i)

the Buyer shall have complied in all respects with all applicable federal and state securities laws and regulations and all rules and regulations of the Eligible Market(s) on which the Buyer Common Stock shall have been listed for trading in respect of the offer, sale and issuance of the Buyer Common Stock under this Agreement;

(ii)

the Buyer Common Stock (including all shares of Buyer Common Stock to be received by the Seller) shall be listed or designated for quotation (as applicable) on an Eligible Market and no Trading Market Event (or event which with notice or passage of time would be a Trading Market Event) shall have occurred;

(iii)

the Buyer shall be in compliance in all material respects with all of its obligations under this Agreement;

(iv)

all Buyer Common Stock issued pursuant to this Agreement when issued shall be validly issued, fully paid and non-assessable, and, assuming Seller is not an affiliate of Buyer at such time, the Earnout Shares shall be freely tradeable (subject to the Section 2.10 of the Registration Rights Agreement) by the Seller, without restriction of any kind or nature, and the certificates evidencing such Earnout Shares, shall be free of any legend or other restrictive notation;

(v)

the Buyer is, and has been since the date of this Agreement, in full and timely compliance with all of its obligations under the Securities Exchange Act and the regulations promulgated thereunder;

(vi)

neither the Buyer nor any of its Subsidiaries, including the Company, has suffered a Material Adverse Effect since the date of this Agreement; and

(vii)

the Seller shall have received a written legal opinion from Buyer’s counsel (who shall be reasonably acceptable to the Seller), dated and effective as of the date of determination, in the form of Exhibit A, annexed hereto and made a part hereof.

“Equity Conditions Failure” means that on any applicable date of determination any of the Equity Conditions have not been satisfied, except for any Equity Condition that is to be satisfied contemporaneously with issuance of the Buyer Common Stock, in which case, such Equity Condition is satisfied at the time of such issuance.

“Estimated Closing Balance Sheet” means an estimated balance sheet of the Company as of 11:59 p.m. on the Business Day immediately preceding the Closing Date  prepared in accordance with GAAP and Section 2.4(a).

“Estimated Closing Working Capital” means a statement of the amount of Working Capital derived from the Estimated Closing Balance Sheet prepared in accordance with GAAP and Section 2.4(a).

“First Earnout Period” means the period commencing on the November 1, 2014 and ending on October 31, 2015.

“Fundamental Representations” means Section 3.1 (Organization and Good Standing), Section 3.2 (Capitalization), Section 3.3 (Authorization of Agreement), Section 3.4(a)(i) (Conflicts), Section 3.18 (Financial Advisors), Section 4.1 (Ownership and Transfer of Shares), Section 4.2 (Authorization of Agreement), Section 4.4 (Financial Advisors), Section 4.5 (Investment), Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.3(a)(i) (Conflicts), Section 5.5 (Valid Issuance; SEC Filings), Section 5.11 (Financial Advisors) and Section 5.12 (Financial Capability).

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof, using principles consistently applied by the Company.

“Good Reason” has the meaning set forth in the Seller Employment Agreement.

“Governmental Body” means any government or quasi-governmental or regulatory agency or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, commission, instrumentality or authority thereof, or any court or arbitrator (public or private), or any self-regulatory organization, including any Eligible Market.

“Income Taxes” means any income, franchise, net profits, excess profits or similar Taxes, measured on the basis of net income.

“Income Tax Return” means any Tax Return related to Income Taxes.

“Indebtedness” of any Person means, without duplication: (i) the principal of and, accreted value and accrued and unpaid interest in respect of (A)  indebtedness of such Person for borrowed money and (B) interest bearing indebtedness evidenced by notes, debentures or bonds for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations of the type referred to in clauses (i) through (ii) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; (iv) all capitalized lease obligations; and (v) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnification Escrow Agent” means Wells Fargo Bank, National Association.

“Indemnification Escrow Agreement” means that certain escrow agreement, dated as of the date of this Agreement, by and among the Seller, the Buyer and the Indemnification Escrow Agent.

“Intellectual Property” means all intellectual property rights used by the Company arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, re-examinations, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”) and (iv) all Software and Technology of the Company.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Buyer” means the actual knowledge after reasonable inquiry of Christopher Miglino.

“Knowledge of the Company” means the actual knowledge after reasonable inquiry of Richard Steel or Chad Holsinger.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, investigations, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Losses” means losses, liabilities, claims, demands, judgments, damages, fines, payments, penalties, awards, suits, actions, costs and expenses; provided, that,  “Losses” shall not include any special, incidental, punitive, consequential or similar damages (including damages for lost profits, business interruption or diminution of value, whether or not known, unknown, or notice of which has been given before or after the fact) other than special, incidental, punitive, consequential or similar damages (including damages for lost profits, business interruption or diminution of value) that are awarded to a third party pursuant to a Third Party Claim.

“Material Adverse Effect” means with respect to any Person, any event, change, circumstance, effect or state of facts that is materially adverse to the business, financial condition, operations, assets, liabilities or results of operations of such Person;  provided, however, that a Material Adverse Effect shall not include the effect of any event, change, circumstance, effect or state of facts arising out of or attributable to any of the following: (i) the consummation of the transactions contemplated by this Agreement, (ii) matters generally applicable to the industry in which such Person operates, (iii) the announcement or other disclosure of the transaction contemplated by this Agreement, (iv) any changes in the United States or global economy or capital or financial markets generally, (v) any changes in state, federal or foreign laws, including, without limitation, proposed or enacted legislation or regulatory changes or changes in GAAP or regulatory accounting principles applicable to such Person, (vi) consequences of natural disasters, hostilities, acts of terrorism or war, or any material escalation of any such hostilities, acts of terrorism or war existing as of the date of this Agreement, or (vii) failure in and of itself (as distinguished from any change or event giving rise or contributing to such failure) by such Person to meet any projected financial performance; provided, that with respect to each of clauses (ii), (iv), (v) and (vi), such effect does not have a disproportionately negative impact on such Person, as compared to other companies in the industries, markets or geographic areas in which such Person operates.

“Maximum Target Working Capital” means the sum of (x) the Target Working Capital plus (y) $200,000.

“Minimum Target Working Capital” means the difference of (x) Target Working Capital minus (y) $200,000.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal operations of the Business consistent with past practice.

 “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business;  (iv) title of a lessor under a capital or operating lease; (v) restrictions imposed by federal and state securities laws; and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which would not, in each case, result in a Material Adverse Effect on such Person.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before 11:59 p.m. on the day immediately preceding the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period ending on 11:59 p.m. on the day immediately preceding the Closing Date.

“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products.

“Representatives” means the officers, directors, managers, trustees, employees, agents, counsel, accountants, financial advisors, and other representatives of a party or other Person.

“Second Earnout Period” means the period commencing on November 1, 2015 and ending on October 31, 2016.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Employment Agreement” means the Employment Agreement, dated as of the date hereof, by and among the Seller, the Company and the Buyer and attached hereto as Exhibit D-1.

“Separation Date” means the date on which the Seller shall cease to be employed by the Company or the Buyer following the occurrence of a Separation Event.

“Separation Event” shall mean the termination of the Seller’s employment under the Seller Employment Agreement by (i) the Buyer or the Company without Cause or (ii) the Seller for Good Reason.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

“Subordination Agreement” means the subordination agreement, dated as of the date of this Agreement, by and among the Seller, the Buyer and Victory Park Management, LLC.

“Target Working Capital” means an amount equal to One Million Three Hundred Thousand Dollars ($1,300,000).

“Tax” or “Taxes” means with respect to any Person all federal, state, local, and foreign taxes, assessments or other government charges, including, without limitation, any income, alternative or add on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital stock franchise, profits, license, registration, recording, documentary, intangibles, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Body.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means all reports, returns, declarations, statements or other information required to be supplied to a Taxing Authority in connection with Taxes and any amendment thereof.

“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company.

“Termination Date” has the meaning set forth in the Seller Employment Agreement.

“Trading Day” means any day on which the Buyer Common Stock is traded on an Eligible Market.

“Trading Market Event” means any of the following: (x) if the Buyer Common Stock or any shares of Buyer Common Stock issuable pursuant to this Agreement shall cease or fail to be listed for trading or quoted on an Eligible Market; or (y) if the Buyer shall no longer be eligible to have its securities listed or quoted on any Eligible Market or be subject to any disciplinary or other proceeding by or involving any Eligible Market.

“Transaction Documents” means this Agreement, the Note, the Registration Rights Agreement, the Employment Agreements, the Escrow Agreement, the Indemnification Escrow Agreement and all agreements, documents, certificates and instruments executed and delivered by the parties in connection with this Agreement.

“Victory Park Financing” means the transactions contemplated by the Financing Agreement, dated as of the date hereof, by and among the Buyer, as the borrower, the guarantors from time to time party thereto, the lenders party thereto and Victory Park Management, LLC, as agent.

“Working Capital” means, as of any date, (a) Current Assets minus (b) Current Liabilities, all as determined in accordance GAAP and Section 2.4(a) and in a manner consistent with Schedule 1.1 attached hereto.

“Year-One Earnout Consideration” means up to Four Million Dollars ($4,000,000).

“Year-One EBITDA Target” means Four Million Eighty-Nine Thousand Dollars ($4,089,000).

“Year-Two Earnout Consideration” means up to Four Million Dollars ($4,000,000), subject to reduction as provided in Section 2.4(i).

“Year-Two EBITDA Target” means Four Million Eight Hundred Fifty-Four Thousand Dollars ($4,854,000).

1.2

Table of Defined Terms.  Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

Defined Term	Section
Agreement	Preamble
Buyer	Preamble
Buyer Benefit Plans	5.8(a)
Buyer Disclosure Schedule	Article V
Buyer Indemnified Party(ies)	7.2
Buyer Interim Financial Statements	5.5(b)
Cap	7.5(a)
Closing	2.3(a)
Closing Cash Adjustment Notice	2.4(d)
Closing Cash Payment	2.2
Closing Date	2.3(a)
Closing Date Balance Sheet	2.4(d)(i)
Closing Report Objection Notice	2.4(e)
Closing Reports	2.4(d)(ii)
Closing Statement	2.4(d)(ii)
Closing Working Capital	2.4(d)
Company	Preamble
Company Benefit Plan	3.13(b)
Company Disclosure Schedule	Article III
Competitive Activities	6.8(a)
Competitor	6.8(a)

Continuing Employees	6.2
Copyrights	Definitions
Deductible	7.5(b)
Downward Closing Cash Adjustment	2.4(i)
Earnout EBITDA	2.5(b)
Earnout Expert	2.5(d)
Earnout Notice	2.5(b)
Earnout Objection Notice	2.5(c)
Earnout Objection Period	2.5(c)
EBITDA Adjustments	Definitions
Employee Transfer	2.5(p)
Employment Agreement	2.3(a)(ii)(E)
ERISA	3.13(b)
Escrow Agent	2.3(a)(ii)(F)
Escrow Agreement	2.3(a)(ii)(F)
Escrow Shares	2.3(a)(iii)
Escrow Shares Election Period	6.10(a)
Estimated Closing Reports	2.4(a)
Estimated Working Capital Excess	2.4(b)
Estimated Working Capital Shortfall	2.4(b)
Excluded Revenue	2.5(p)
Financial Statements	3.6
Fundamental Cap	7.5(a)
Indemnification Escrow Account	2.2
Indemnification Escrow Amount	2.2
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Interim Earnout Payment Amount	2.5(m)
Interparty Claim	7.4(c)
Interparty Claim Notice	7.4(c)
Marks	Definitions
Material Contracts	3.12(a)
Note	2.2
Note Default Notice	6.10(a)
Patents	Definitions
Personal Property Leases	3.9
Purchase Price	2.2
Put Notice	6.10(b)
Put Period	6.10(b)
Put Price	6.10(c)
Put Right	6.10(b)
Put Shares	6.10(b)
Original Directors	Definitions
Qualifying Claims	7.5(b)

Real Property Lease(s)	3.8
Records	6.1
Registration Rights Agreement	2.3(a)(ii)(D)
Related Person	3.17
Restricted Period	6.8(a)
Shares	Recitals
Seller	Preamble
Seller Disclosure Schedules	Article IV
Seller Indemnified Party(ies)	7.3
Seller Interim Financial Statements	3.6
Straddle Period	6.6(a)
SEC	5.5(b)
SEC Documents	5.5(b)
Stock Payment Notice	2.5(s)
Third Party Claim	7.4(a)
Third Party Claim Notice	7.4(a)
Transfer Taxes	6.5
Upward Closing Cash Adjustment	2.4(i)
WC Expert	2.4(f)
Year End Financial Statements	3.6

1.3

Construction.

(a)

Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) words of one gender shall be construed to apply to each gender; (vi) the words “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (vii) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement; and (viii) any references to time shall be references to New York, New York time.

(b)

The Schedules and Exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes. Disclosure of any item or matter on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect, or that any such item or matter is required to be disclosed thereon.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning set forth in this Agreement.

(c)

The Buyer, on the one hand, and the Seller, on the other, are each represented by legal counsel and have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions of this Agreement.

(d)

All financial calculations and financial statements required by, or described in this Agreement, including, without limitation, Current Assets, Current Liabilities, Estimated Closing Balance Sheet, EBITDA, Estimated Working Capital, Closing Working Capital, Closing Date Balance Sheet and Financial Statements shall, except as otherwise expressly provided herein, be calculated or prepared, as the case may be, in accordance with GAAP.

ARTICLE II.
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

2.1

Purchase and Sale of Shares.  On the Closing Date and pursuant to the terms and upon the conditions of this Agreement, the Buyer agrees to purchase and acquire from the Seller, and the Seller agrees to sell and transfer to the Buyer, the Shares, free and clear of all Liens, being all of the issued and outstanding capital stock of the Company.

2.2

Purchase Price.  In consideration of the Seller’s transfer of the Shares to the Buyer pursuant to this Agreement, the Buyer shall pay to the Seller up to an aggregate of Twenty Million Dollars ($20,000,000), consisting of: (i) a cash payment at Closing equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Closing Cash Payment”), subject to adjustment as provided in Section 2.4 hereof; (ii) delivery of cash, by wire transfer of immediately available funds, at Closing in the amount of Two Million Dollars ($2,000,000) (the “Indemnification Escrow Amount”) to the Indemnification Escrow Agent, which Indemnification Escrow Amount shall be held in an escrow account (the “Indemnification Escrow Account”) and disbursed in the manner set forth in the Indemnification Escrow Agreement; (iii) the issuance by the Buyer to the Seller at the Closing of a 5% secured subordinated promissory note in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000), in the form attached hereto as Exhibit B (the “Note”); and (iv) the Earnout Payments having an aggregate value of up to Eight Million Dollars ($8,000,000).  For purposes of this Agreement, the “Purchase Price” shall mean the sum of: (w) the Closing Cash Payment, as adjusted pursuant to Section 2.4, plus (x) the Indemnification Escrow Amount, plus (y) the principal amount of the Note, plus (z) the aggregate amount of the Earnout Payments (including the value of any shares of Buyer Common Stock issued in connection therewith).

2.3

Closing.

(a)

The consummation of the transactions contemplated by this Agreement is herein referred to as the “Closing”, and the date on which the Closing occurs is herein referred to as the “Closing Date”. The Closing shall take place at 10:00 a.m. local time, at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020, on the date hereof. Regardless of the actual time of the Closing, except as otherwise expressly provided herein, for tax and accounting purposes, the Closing shall be deemed effective as of 11:59 p.m. on the day immediately preceding the Closing Date. Unless the context indicates otherwise, all references herein to the “Closing Date” and the “Closing” shall mean the date on which and the time at which the Closing is effective. At the Closing:

(i)

The Buyer shall (i) pay to the Seller the Closing Cash Payment by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller to the Buyer prior to the Closing Date, and (ii) deliver the Indemnification Escrow Amount, by wire transfer of immediately available funds, to the Indemnification Escrow Agent for deposit in the Indemnification Escrow Account on the Closing Date.

(ii)

The Buyer shall deliver, or cause to be delivered, to the Seller the following documents, instruments and other items:

A.

A certificate, dated within five (5) Business Days of the Closing Date, from the Secretary of State of the State of Delaware, certifying that the Buyer is in good standing in Delaware;

B.

A certificate, dated as of the Closing Date, of the secretary of the Buyer (i) certifying and attaching the resolutions of the board of directions of the Buyer approving the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, (ii) certifying and attaching the certificate of incorporation and by-laws of the Buyer, each as in effect on the date hereof, and (iii) certifying the incumbency and signatures of the officers of the Buyer duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and by the other Transaction Documents to which it is a party;

C.

an original duly executed Note; and

D.

a duly executed registration rights agreement, in the form of Exhibit C, annexed hereto and made a part hereof (the “Registration Rights Agreement”);

E.

an Employment Agreement executed by the Buyer, among the Company and the Buyer and each of the individuals listed on Schedule 2.3(a) (the “Employment Agreements”), in the form of Exhibits D-1, D-2 and D-3, annexed hereto and made a part hereof, providing for the continued employment of the individuals listed on Schedule 2.3 with the Company on the terms and conditions therein;

F.

an escrow agreement executed by the Buyer, among the Buyer, the Seller and Lowenstein Sandler LLP, as escrow agent (the “Escrow Agent”), in the form of Exhibit E, annexed hereto and made a part hereof (the “Escrow Agreement”);

G.

the Indemnification Escrow Agreement, duly executed by the Buyer;

H.

an indemnification agreement executed by the Buyer, among the Buyer and the Seller in the form of Exhibit F, annexed hereto and made a part hereof; and

I.

evidence satisfactory to the Seller that the Buyer has complied with the provisions of Section 6.9(b), including delivery to the Seller of the applicable directors’ and officers’ liability insurance policy.

(iii)

The Buyer shall deliver to the Escrow Agent a stock certificate, registered in the name of the Seller, representing 2,386,863 shares of Buyer Common Stock (the “Escrow Shares”).

(iv)

The Seller shall deliver, or cause to be delivered, to the Buyer the following documents, instruments and other items:

A.

a certificate, dated within five (5) Business Days of the Closing Date, from the Secretary of State of the State of California, certifying that the Company is in good standing in California;

B.

stock certificate(s) evidencing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

C.

a certificate, dated as of the Closing Date, of the secretary of the Company (i) certifying and attaching the resolutions of the board of directors of the Company approving the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, (ii) certifying and attaching the certificate of incorporation and bylaws of the Company, each in effect on the date hereof, and (iii) certifying the incumbency and signatures of the officers of the Company duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party;

D.

the Estimated Closing Reports;

E.

the Escrow Agreement executed by the Seller;

F.

the Indemnification Escrow Agreement, duly executed by the Seller; and

G.

all other agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

2.4

Working Capital Adjustment.

(a)

On the Closing Date, the Seller shall have provided the Buyer with a statement of the Estimated Closing Balance Sheet and the Estimated Closing Working Capital (collectively, the “Estimated Closing Reports”).  The Estimated Closing Reports shall be prepared by the Seller in accordance with GAAP and using the same accounting methods, practices, principles policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used by the Company prior to the Closing Date and in accordance with Schedule 1.1.

(b)

If the Estimated Closing Working Capital is less than the Minimum Target Working Capital (the amount by which the Minimum Target Working Capital exceeds the Estimated Closing Working Capital, the “Estimated Working Capital Shortfall”), then the amount of such Estimated Working Capital Shortfall shall, dollar for dollar, decrease the amount of the Closing Cash Payment.

(c)

If the Estimated Closing Working Capital is greater than the Maximum Target Working Capital (the amount by which the Estimated Closing Working Capital exceeds the Maximum Target Working Capital, the “Estimated Working Capital Excess”), then the amount of such Estimated Working Capital Excess shall, dollar for dollar, increase the amount of the Closing Cash Payment.  If the Estimated Closing Working Capital is greater than the Minimum Target Working Capital and less than the Maximum Target Working Capital, then no adjustment shall be made to the Closing Cash Payment with respect to the Estimated Working Capital.

(d)

Following the Closing, the amount of the Closing Cash Payment shall be adjusted as provided herein to reflect the difference between the Working Capital as derived from the Closing Date Balance Sheet (the “Closing Working Capital”) and the Estimated Closing Working Capital, and as finally determined in accordance with this Section 2.4.  Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a notice signed by a senior officer of the Buyer setting forth its proposed adjustments, if any, to the Closing Cash Payment, such notice (the “Closing Cash Adjustment Notice”) shall include:

(i)

a balance sheet of the Company as of 11:59 p.m. on the Business Day immediately preceding the Closing Date (the “Closing Date Balance Sheet”); and

(ii)

a calculation of the Closing Working Capital (the “Closing Statement” and, together with the Closing Date Balance Sheet, the “Closing Reports”). The Closing Statement shall include a detailed computation of the Closing Working Capital set forth thereon.

The Closing Reports shall be prepared in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in preparation of the Estimated Closing Reports, including Schedule 1.1.

(e)

Upon the receipt by the Seller of all of the Closing Reports, the Seller shall have a period of thirty (30) days to review the Closing Reports and may have the same verified by independent accountants (who may be the current auditors of the Seller) and other Representatives selected by it. The Seller and its Representatives shall be entitled to perform all reasonable procedures (including review of all relevant accounting, financial and other records, including work papers and other supporting materials) and to take any other reasonable steps that the Seller and its Representatives deem appropriate to confirm that each of the Closing Reports have been prepared in accordance with the terms of this Agreement. If the Seller shall have any objections to the Closing Reports or the calculation set forth therein, the Seller shall deliver to the Buyer, within thirty (30) days after its receipt of all of the Closing Reports, a written statement (the “Closing Report Objection Notice”) setting forth the component or components of the Closing Reports that are in dispute, the basis of such dispute and, if known, the amount proposed as an adjustment.  The failure of the Seller to deliver a Closing Report Objection Notice within the thirty (30) day period hereinabove provided shall constitute the acceptance by the Seller of the Closing Reports as submitted by the Buyer whereupon such Closing Reports shall be final, binding and conclusive for all purposes hereunder.  Notwithstanding anything to the contrary contained in this Section 2.4, in the event any information reasonably requested by the Seller under this Section 2.4(e) has not been provided to the Seller promptly following the Seller’s request thereof and within such thirty (30) day period, then the Closing Reports shall not be deemed final, binding or conclusive hereunder and the Seller may unilaterally (without the Buyer’s consent) extend the period for which the Seller may submit the Closing Report Objection Notice five (5) days for each day beyond the thirty (30) day period that such item remains outstanding by delivering a written notice to the Buyer of such extension.

(f)

If the Seller delivers a Closing Report Objection Notice, the Buyer and the Seller shall use their good faith efforts to resolve the matters in dispute, but, if the Buyer and the Seller fail to resolve all of the items in dispute within thirty (30) days after the Seller’s delivery of the Closing Report Objection Notice to the Buyer (or such longer period as they may mutually agree in writing), then either party may elect to submit any remaining disputed items to an independent third-party arbitrator mutually acceptable to the Buyer and the Seller who shall be qualified by experience and training to arbitrate commercial disputes (the “WC Expert”); provided, however, that if the Buyer and the Seller are unable to mutually agree on an individual to act as the WC Expert within five (5) Business Days after the Buyer or the Seller elect to submit the dispute to arbitration, then each of the Buyer and the Seller shall each designate an independent third-party arbitrator and such designees shall promptly (and in any event within ten (10) days) select an individual to act as the WC Expert.

(g)

If any disputed items are referred to the WC Expert, the parties shall cooperate in good faith with the determination process and the WC Expert’s requests for information, including providing the WC Expert with information as promptly as practicable after its request therefor.  Each party shall be entitled to receive copies of all materials provided by the other to the WC Expert in connection with the determination process. In making its determination on the disputed items, the WC Expert shall make such determinations: (i) only in accordance with the standards set forth in this Agreement; (ii) only with respect to the disputed items submitted to the WC Expert and no other item; (iii) on a disputed item by disputed item basis (i.e., not in the aggregate); and (iv) where the result of the WC Expert’s determination for such disputed item is neither greater than the greatest amount presented by the parties to the WC Expert with respect to the item in dispute, nor less than the lowest amount presented by the parties to the WC Expert with respect to the item in dispute. In connection with his review, the WC Expert shall have the right to engage an independent accounting firm; provided such independent accounting firm does not have, and has not had, a relationship with the Seller, the Buyer or any of their respective Affiliates in the past five (5) years.  The determination of the WC Expert shall be final, conclusive and binding on the parties, absent manifest error. The parties shall instruct the WC Expert to provide its determination in writing to the parties within thirty (30) days of the date it is engaged on such project.  None of the parties shall have any ex parte conversations or meetings with the WC Expert without the prior consent of the other parties.

(h)

The Closing Reports, either as accepted or deemed to have been accepted by the Seller or as adjusted and resolved in the manner herein provided, shall fix the Closing Working Capital and the adjustment to the Closing Cash Payment, if any, resulting therefrom.

Subject to the reimbursement provided in the next sentence, each party shall bear its own expenses and the fees and expenses of its own Representatives, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determination of the Closing Cash Payment. The party (either the Buyer or the Seller) whose determination of the amount of Closing Working Capital (as set forth in the Closing Cash Adjustment Notice provided by the Buyer or Closing Report Objection Notice provided by the Seller, as applicable) was farthest from the final determination of Closing Working Capital by the WC Expert, shall bear the fees and expenses of the WC Expert and shall reimburse the other party for all out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) of the party whose determination of the Closing Working Capital was closest to the final determination by the WC Expert.  If the determination by the WC Expert is equidistant between the determination of the parties, or is no more than five percent (5%) more or less than such equidistant amount, the fees and expenses of the WC Expert shall be borne equally by the Buyer and the Seller and each of the Buyer and the Seller shall bear the cost of their own out-of-pocket fees and expenses.  The WC Expert shall determine the allocation of fees and expenses in accordance with this Section 2.4(h) and include such allocation in its award.

(i)

Upon the Closing Working Capital becoming final as provided in Section 2.4(h), the Closing Cash Payment shall be recalculated using the finally determined Closing Working Capital instead of the Estimated Closing Working Capital that was used at Closing (giving effect to the Minimum Target Working Capital or Maximum Target Working Capital, as applicable).  If as a result of such recalculation, the Closing Cash Payment (giving effect to the Minimum Target Working Capital or Maximum Target Working Capital, as applicable) is less than the amount paid at Closing (such difference, the “Downward Closing Cash Adjustment”), then within three (3) Business Days after the final determination thereof, the Seller shall reduce the principal amount of the Note dollar-for-dollar by an amount equal to the Downward Closing Adjustment.  If as a result of such recalculation the Closing Cash Payment (giving effect to the Minimum Target Working Capital or Maximum Target Working Capital, as applicable) is greater than the amount paid at Closing (such difference, the “Upward Closing Cash Adjustment”), then within three (3) Business Days after the final determination thereof, the Buyer shall pay to the Seller an amount equal to the Upward Closing Cash Adjustment by wire transfer of immediately available funds to an account designated by such Seller in writing to the Buyer.

(j)

  The pendency of a dispute shall not affect the payment obligation of either the Buyer or the Seller to the extent of any undisputed portion of any payment to be made by the parties under this Article II after the Closing.  The payment of any undisputed amount payable under this Section 2.4, shall be made by wire transfer of immediately available funds to an account designated in writing by the party receiving such payment within three (3) Business Days after the final determination thereof pursuant to this Section 2.4.  Any payments under this Section 2.4 shall constitute an adjustment to the Purchase Price.

2.5

Earnout Payments.

(a)

The Seller shall be entitled to, and shall, earn each of the Year-One Earnout Consideration and the Year-Two Earnout Consideration as and to the extent provided in this Section 2.5.

(b)

Within sixty (60) days after the expiry of each Earnout Period, the Buyer shall provide the Seller with written notice (the “Earnout Notice”) of the Buyer’s reasonably detailed computation of the EBITDA during such Earnout Period (the “Earnout EBITDA”), the Earnout Consideration calculated therefrom.  If the Buyer shall fail to timely provide an Earnout Notice, then the Earnout EBITDA shall be finally and conclusively deemed to equal 100% of the Earnout Target for such Earnout Period.

(c)

Upon the receipt by the Seller of an Earnout Notice, the Seller shall have a period of thirty (30) days to review the Earnout Notice and may have the same verified by independent accountants and other Representatives selected by him. The Seller and his Representatives shall be entitled to perform all reasonable procedures (including review of all records of the Buyer and the Company supporting such calculations and other materials as they may reasonably request) and to take any other reasonable steps that the Seller and his Representatives deem appropriate to confirm that the amount of the Earnout EBITDA for the applicable Earnout Period set forth in the Earnout Notice has been prepared in accordance with the terms of this Agreement. If the Seller shall have any objections to the calculation of the Earnout EBITDA set forth in the Earnout Notice, the Seller shall deliver to the Buyer, within thirty (30) days from his receipt of the Earnout Notice (the “Earnout Objection Period”), a written statement (the “Earnout Objection Notice”) setting forth the component or components of the Earnout Notice that are in dispute, the basis of such dispute and, if known, the amount proposed as an adjustment. The failure of the Seller to deliver an Earnout Objection Notice within the thirty (30) day period hereinabove provided shall constitute the acceptance by the Seller of the Earnout EBITDA and the amount of Earnout Consideration set forth in the Earnout Notice whereupon such amounts shall be final, binding and conclusive for all purposes hereunder.  Notwithstanding anything to the contrary contained in this Section 2.5, in the event any information reasonably requested by the Seller under this Section 2.5(c) has not been provided to the Seller promptly following the Seller’s request thereof and within such thirty (30) day period, then the Earnout EBITDA and the amount of Earnout Consideration, each as set forth in the Earnout Notice shall not be deemed final, binding or conclusive hereunder, and the Seller may unilaterally (without the Buyer’s consent) extend the period for which the Seller may submit the Earnout Objection Notice five (5) days for each day beyond the thirty (30) day period that such item remains outstanding by delivering a written notice to the Buyer of such extension.

(d)

If the Seller delivers an Earnout Objection Notice, the Seller and the Buyer shall in good faith attempt to resolve any such dispute and, if the parties so resolve all such disputes, then the computation of the Earnout EBITDA and the amount of Earnout Consideration set forth in the Earnout Notice for the applicable Earnout Period as resolved by the parties, shall be conclusive and binding on the parties upon written acknowledgement of such resolution.  If the Seller and the Buyer fail to resolve all of the items in dispute within thirty (30) days after the Seller’s delivery of the Earnout Objection Notice to the Buyer (or such longer period as they may mutually agree in writing), then either party may elect to submit any remaining disputed items to an independent third-party arbitrator mutually acceptable to the Buyer and the Seller who shall be qualified by experience and training to arbitrate commercial disputes (the “Earnout Expert”) who shall be retained to review promptly the Earnout EBITDA and the amount of Earnout Consideration set forth in the Earnout Notice and the disputed items or amounts; provided, however, that if the Buyer and the Seller are unable to mutually agree on an individual to act as the Earnout Expert within five (5) Business Days after the Buyer or the

Seller elect to submit the dispute to arbitration, then each of the Buyer and the Seller shall each designate an independent third-party arbitrator and such designees shall promptly (and in any event within ten (10) days) select an individual to act as the Earnout Expert.

(e)

If any disputed items are referred to the Earnout Expert, the parties shall cooperate in good faith with the determination process and the Earnout Expert’s requests for information, including providing the Earnout Expert with information as promptly as practicable after its request therefor. Each party shall be entitled to receive copies of all materials provided by the other to the Earnout Expert in connection with the determination process. In making its determination on the disputed items, the Earnout Expert shall make such determinations (i) only in accordance with the standards set forth in this Agreement, (ii) only with respect to the disputed items submitted to the Earnout Expert and no other items, (iii) on a disputed item by disputed item basis (i.e., not in the aggregate), and (iv) where the result of the Earnout Expert’s determination for such disputed item is neither greater then nor less than the amounts presented by the parties to the Earnout Expert with respect to the item in dispute. In connection with his review the Earnout Expert shall have the right to engage an independent accounting firm; provided such independent accounting firm does not have, and has not had, a material relationship with the Seller, the Buyer or any of their respective Affiliates in the past five (5) years.  The determination of the Earnout Expert shall be final, conclusive and binding on the parties, absent manifest error. The parties shall instruct the Earnout Expert to provide its determination in writing to the parties within thirty (30) days of the date it is engaged on such project.  Neither party shall have any ex parte conversations or meetings with the Earnout Expert without the prior written consent of the other party.

(f)

The amount of Earnout EBITDA for the applicable Earnout Period and the amount of Earnout Consideration calculated therefrom either as accepted or deemed to have been accepted by the Seller or as adjusted and resolved in the manner herein provided, shall fix the amount of the Earnout EBITDA for the applicable Earnout Period and the amount of Earnout Consideration calculated therefrom. Subject to the reimbursement provided in the next sentence, each party shall bear its own expenses and the fees and expenses of its own Representatives, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determination of the amount of Earnout EBITDA for the applicable Earnout Period and the Earnout Consideration calculated therefrom. The fees and expenses of the Earnout Expert shall be borne by the party (either the Buyer or the Seller) whose determination of the amount of Earnout EBITDA (as set forth in the Earnout Notice or Earnout Objection Notice, as applicable) was farthest from the final determination by the Earnout Expert, and such party shall reimburse the other party for all out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith; provided, that, if the determination by the Earnout Expert is equidistant between the determinations of the parties, or is no more than five percent (5%) more or less than such equidistant amount, the fees of the Earnout Expert shall be borne equally by the Buyer and the Seller and each of the Buyer and the Seller shall bear the cost of their own respective fees and expenses.

(g)

If the Earnout EBITDA set forth in the Earnout Notice for the First Earnout Period is equal to or greater than one hundred percent (100%) of the Year-One EBITDA Target then the Seller shall be entitled to receive one hundred percent (100%) of the Year-One Earnout Consideration.

(h)

If the Earnout EBITDA as set forth in the Earnout Notice for the First Earnout Period is equal to or greater than seventy percent (70%) and less than one hundred percent (100%) of the Year-One EBITDA Target, then the Seller shall be entitled to receive a portion of the Year-One Earnout Consideration equal to the product of (A) the Year-One Earnout Consideration multiplied by (B) a fraction, the numerator of which is the Earnout EBITDA for the First Earnout Period, and the denominator of which is the Year-One EBITDA Target.  If the Earnout EBITDA for the First Earnout Period is less than seventy percent (70%) of the Year-One EBITDA Target, then the Seller shall not be entitled to any portion of the Year-One Earnout Consideration.

(i)

If the Earnout EBITDA set forth in the Earnout Notice for the Second Earnout Period is equal to or greater than one hundred percent (100%) of the Year-Two EBITDA Target then the Seller shall be entitled to receive an amount equal to the Year-Two Earnout Consideration.

(j)

If the Earnout EBITDA as set forth in the Earnout Notice for the Second Earnout Period is equal to or greater than seventy percent (70%) and less than one hundred percent (100%) of the Year-Two EBITDA Target, then the Seller shall be entitled to receive a portion of the Year-Two Earnout Amount equal to the product of (A) the Year-Two Earnout Amount multiplied by (B) a fraction, the numerator of which is the Earnout EBITDA for the Second Earnout Period, and the denominator of which is the Year-Two EBITDA Target.  If the Earnout EBITDA for the Second Earnout Period is less than seventy percent (70%) of the Year-Two EBITDA Target, then the Seller shall not be entitled to any portion of the Year-Two Earnout Consideration.

(k)

Except as set forth in Section 2.5(l), the Earnout Consideration shall be paid by wire transfer of immediately available funds; provided, however, to the extent there shall not be an Equity Conditions Failure, at the Buyer’s discretion, up to sixty percent (60%) of the Earnout Consideration for any Earnout Period may be satisfied with shares of the Buyer Common Stock valued at a price per share equal to the Earnout Share Price.

(l)

If no Earnout Objection Notice is received, within three (3) Business Days of the expiration of the Earnout Objection Period, the Buyer shall either (i) pay to the Seller in immediately available funds the applicable percentage of the Earnout Consideration, or (ii) to the extent there shall not be an Equity Conditions Failure, (x) pay in immediately available funds and (y) issue such number of shares of Buyer Common Stock, which together shall equal in value the applicable percentage of the Earnout Consideration to the Seller; provided, that at least forty percent (40%) of such Earnout Consideration shall be paid in immediately available funds.  If an Earnout Objection Notice is received, within five (5) Business Days of the Earnout EBITDA determination becoming final, conclusive and binding upon the parties in accordance with the terms set forth above, the Buyer shall (i) pay to the Seller in immediately available funds the applicable percentage of the Earnout Consideration or (ii) to the extent the Equity Conditions are then satisfied, (x) pay in immediately available funds and (y) issue such number of shares of Buyer Common Stock, which together shall equal in value the applicable percentage of the Earnout Consideration to the Seller; provided, that at least forty percent (40%) of such Earnout Consideration shall be paid in immediately available funds.

(m)

Notwithstanding anything contained in this Section 2.5 to the contrary, if (i) the Seller timely delivers an Earnout Objection Notice to the Buyer and (ii) the Buyer’s computation of EBITDA for such Earnout Period is in an amount sufficient for a portion of the Earnout Consideration to be paid (or if applicable, issued) for such Earnout Period, then, within three (3) Business Days of the receipt of the Earnout Objection, the Buyer shall (i) pay to the Seller in immediately available funds the applicable percentage of the Earnout Consideration or (ii) to the extent there shall be no Equity Conditions Failure, (x) pay in immediately available funds and (y) issue such number of shares of Buyer Common Stock, which together shall equal in value the applicable percentage of the Earnout Consideration to the Seller (any such amount so paid or issued, an “Interim Earnout Payment Amount”). Upon final determination of the appropriate amount of the Earnout Consideration for such Earnout Period in accordance with this Section 2.5, the Buyer shall promptly pay and/or issue to Seller the amount of such Earnout Consideration less the Interim Earn-out Payment Amount previously paid and/or issued; provided, that at least forty percent (40%) of the aggregate amount of such Earnout Consideration shall be paid in immediately available funds.

(n)

Any payments under this Section 2.5 shall constitute an adjustment to the Purchase Price.

(o)

From and after the Closing Date until the expiration of the Second Earnout Period, the Buyer shall, and the Buyer shall cause the Company to, own and operate the Company as a separate business and maintain separate financial statements for the Company, to include all business that is originated or generated by the Company, including, without limitation, all revenue generated by employees compensated by the Company (including those individuals set forth on Schedule 2.3(a)) with or by the use of the Buyer’s products or platforms including SRAX, SRAX MD, SRAX DI, GroupAD, Social Spotlight Media, Facebook ads and advertisements on other social media platforms, as well as any future products, platforms or other sales channels or methodologies developed by the Buyer, which shall be counted toward the determination of the Company’s EBITDA; provided, however, that (i) the related employee compensation costs, (ii) the actual cost of utilizing any such product, platform, sales channel or other methodology which is directly attributable to the revenue generated by such employees which are compensated by the Company (but not the cost of any development or creation of such products, platform, sales channels or other methodologies) and (iii) any project or campaign specific development costs or creative services costs requested by the Seller, in each case shall be counted toward the determination of the Company’s EBITDA and shall not be an EBITDA Adjustment. The Buyer shall act in good faith in the exercise of its power, authority and control of the Company and shall cause the Company to operate the Business in a manner generally consistent with the Company’s operation of the Business in the fiscal year prior to the Closing and in a manner intended to maximize EBITDA during each Earnout Period.  In furtherance of the foregoing covenants in this Section 2.5(o), from the Closing Date until the expiration of the Second Earnout Period, the Buyer shall not, and the Buyer shall cause the Company not to, without the prior written consent of the Seller:  (i) increase the compensation of any employees, consultants, contractors or other persons providing services to the Business or the Company, which such increase, in the aggregate, would be material to the Company or the Business; (ii) engage in any transaction or incur any expense or obligation to an Affiliate unless such expense or obligation is on terms and conditions which are no more favorable to such Affiliate than the Buyer or the Company would obtain in an arms’ length arrangement negotiated with a third party; (iii) increase any reserve or take any charge against earnings except to the extent required by applicable Law or GAAP and, in which case, any such increase or reserve shall be disregarded for purposes of calculating the Company’s EBITDA; (iv) incur any expense inconsistent with the type, amount or timing of expenses incurred by the Company in the conduct of the Business during the fiscal year prior to the Closing, unless the Buyer or the Company reasonably determines such expense is reasonably necessary to generate or protect revenues during such Earnout Period; (v) increase or decrease the book value of any of the Company’s assets except to the extent required by GAAP and, in which case, any such increase or decrease shall be disregarded for purposes of calculating the Company’s EBITDA; (vi) dissolve or liquidate or adopt any plan of dissolution or liquidation; (vii) sell any material assets of the Business; (viii) enter into any transaction involving the consolidation or merger of the Company; or (ix) take any other action which the Seller objects to in writing promptly upon becoming aware thereof which the Seller believes in his reasonable judgment will adversely affect the Company’s EBITDA during any Earnout Period, provided that the Buyer shall have no obligation to comply with any such objection from the Seller pursuant to this clause (ix) if such compliance would adversely effect its stockholders, considered as a whole, and the obligations of the Buyer and the Company to any creditors of the Buyer or the Company in any material respect.

(p)

Following the Closing, the Company may train certain employees of the Buyer as may be mutually selected by the Seller and the Buyer; provided, that such employees, if any, shall continue to be compensated by the Buyer until such time as the Seller, in his sole discretion, shall provide written notice to the Buyer that any such employee be transferred to the Company effective as of date set forth in such notice (an “Employee Transfer”).  From and after the effective date of any Employee Transfer, with respect to each such employee of the Buyer so trained, (x) shall be terminated by the Buyer (and any severance and other related termination costs shall be borne by the Buyer), (y) immediately hired by the Company, and (z) any revenue generated by each such employee shall be attributed to the Company and counted toward the Company’s EBITDA; provided, however, that (i) the related employee compensation costs, (ii) the actual cost of utilizing any such product, platform, sales channel or other methodology which is directly attributable to the revenue (other than Excluded Revenue) generated by such employees (but not the cost of any development or creation of such products, platform, sales channels or other methodologies) and (iii) any project or campaign specific development costs or creative services costs requested by the Seller which is directly attributable to the revenue (other than Excluded Revenue) generated by such employees, in each case shall be counted toward the determination of the Company’s EBITDA and shall not be an EBITDA Adjustment; provided, further, that revenue generated by such employees which is attributable to sales to certain existing clients of the Buyer who are forth on Schedule 2.5(p) hereto shall not be counted toward the Company’s EBITDA (“Excluded Revenue”).

(q)

The Buyer shall, or shall cause the Company, within thirty (30) days following the end of each three (3) month period during each Earnout Period, to provide the Seller with the Buyer’s computation of the Company’s EBITDA for such three (3) month period and to date from November 1, 2014, provided that the first such reporting period in the First Earnout Period shall be the period commencing on  November 1, 2014 and ending on January 31, 2015, and the last three (3) month report will be for the period beginning August 1, 2016 and ending on October 31, 2016.

(r)

In the event of (i) the consummation of a Buyer Change of Control (other than as contemplated by this Agreement) or (ii) a Separation Event during (x) the First Earnout Period then, immediately following the consummation of such Buyer Change of Control or on the Separation Date, as applicable, the Buyer shall pay to the Seller one hundred percent (100%) of each of the Year-One Earnout Consideration and Year-Two Earnout Consideration in immediately available funds, or (y) the Second Earnout Period then, immediately following the consummation of the Buyer Change of Control or on the Separation Date, as applicable, the Buyer shall pay to the Seller one hundred (100%) of the Year-Two Earnout Consideration in immediately available funds; provided, that if any Earnout Payment with respect to the First Earnout Period has been earned but not yet been paid, such amount shall be paid by the Buyer to the Seller immediately following the consummation of such Buyer Change of Control or on the Separation Date, as applicable.

(s)

Notwithstanding anything in this Agreement to the contrary, if the Company is prohibited from paying, and the Seller is prohibited from receiving, any Earnout Consideration in cash hereunder, by operation of the Subordination Agreement, then, the Seller may at any time, in its sole discretion, send a written notice to the Company electing to receive such prohibited cash Earnout Consideration in Buyer Common Stock (a “Stock Payment Notice”); provided, however, for the avoidance of doubt, the Seller may only give a Stock Payment Notice if the Earnout Consideration is payable pursuant to Section 2.5(g)-(j) or (r).  If the Company receives a Stock Payment Notice, then, on the 135th calendar day after the Earnout Consideration is payable under this Agreement, unless such prohibition ceases during such 135-day period (in which case, the Earnout Consideration shall be paid in accordance with the other terms of this Section 2.5 and the Stock Payment Notice shall be deemed rescinded), the Company shall issue to the Seller a number of shares of Buyer Common Stock equal to quotient of (x) the dollar amount of the prohibited cash Earnout Consideration, divided by (y) the Earnout Share Price, which shares shall be considered Earnout Shares.  The issuance of such Earnout Shares shall be fully paid, non-assessable shares of the Company, and shall satisfy the Company’s obligation with respect to the prohibited cash portion of the Earnout Consideration so paid.

2.6

Books and Records.  Until all adjustments pursuant to Section 2.4 are finally determined and all Earnout Payments have been made pursuant to Section 2.5, the Buyer shall make available to the Seller and his authorized Representatives, and to the WC Expert and/or the Earnout Expert, as appropriate, all books, records and other information in the Buyer’s or its Affiliates’ possession or control which relate to any unresolved adjustments or the determination of any Earnout Payment.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to the Buyer as follows (the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify the corresponding section or subsection of this Article III, provided, however, that any matter set forth in any section of the Company Disclosure Schedule shall be deemed to be referred to and incorporated in all other sections of the Company Disclosure Schedule to which such matter’s application or relevance is reasonably apparent on its face):

3.1

Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect on the Company.

3.2

Capitalization.  The authorized capital stock of the Company consists of 100,000 shares of common stock, no par value, all of which are issued and outstanding and are owned of record by the Seller.  All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights.  The Company has no other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company.  There are no agreements or other obligations which require the Company to repurchase or otherwise acquire any shares of the Company’s capital stock or other equity securities.

3.3

Authorization of Agreement.  The Company has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other Transaction Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company.  This Agreement and each of the other Transaction Documents to which it is a party has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.4

Conflicts; Consents of Third Parties.

(a)

Except as set forth on Schedule 3.4(a), neither the execution and delivery by the Company of this Agreement or any other Transaction Document to which it is a party, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation of the Company or bylaws of the Company, (ii) any Material Contract to which the Company is a party or by which the properties or assets of the Company are bound; (iii) any Order of any Governmental Body applicable to the Company or by which any of its respective properties or assets are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect on the Company.

(b)

Except as set forth on Schedule 3.4(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement or the other Transaction Documents to which it is a party or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect on the Company.

3.5

Subsidiaries.  The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3.6

Financial Statements.  The Company has made available to the Buyer copies of (i) the audited balance sheet of the Company as at December 31, 2012 and December 31, 2013, and the related statements of income of the Company for the respective twelve-month periods then ended (the “Year End Financial Statements”) and (ii) the unaudited balance sheet of the Company as at September 30, 2014 and the related statement of income of the Company for the eight month period then ended (the “Seller Interim Financial Statements” and, collectively with the Year End Financial Statements, the “Financial Statements”).  Each of the Financial Statements has been prepared in accordance with GAAP (except for the absence of footnotes in the case of the Seller Interim Financial Statements) and presents fairly in all material respects the financial position and results of operations of the Company as at the dates and for the periods indicated therein, subject to normal year-end adjustments and the absence of footnotes in the case of the Seller Interim Financial Statements. The Company has no material liabilities or obligations (i) of the nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) that GAAP would require to be set forth in the balance sheet as of September 30, 2014 included in the Seller Interim Financial Statements which are not set forth therein or (ii) other than liabilities or obligations incurred in the ordinary course of the Company’s business since September 30, 2014.

3.7

Taxes.

(a)

Except as set forth on Schedule 3.7, all material Income Tax Returns of the Company required to be filed with respect to the Business have been timely filed, all such Tax Returns are complete and correct in all material respects, and the Company has paid on a timely basis all Income Taxes that were due and payable as reflected on such Income Tax Returns.  At all times since its formation, the Company has been classified for U.S. federal income tax purposes as an S corporation, and is so classified for U.S. federal income tax purposes at the time of the Closing.  The Company has not waived any statute of limitations in respect of Taxes in connection with the Business or agreed to any extension of time with respect to a Tax assessment or deficiency in connection with the Business.

(b)

The Company is not a party to any Income Tax allocation or sharing agreement.

(c)

The Company is not and has not been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and U.S. Treasury Regulation Section 1.6011-4(b)(2).

3.8

Real Property.  The Company does not own any real property.  Schedule 3.8 sets forth a complete list of all leases of real property of the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases”).  The Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases.

3.9

Tangible Personal Property.  Schedule 3.9 sets forth all leases of personal property used by the Company in the Business (the “Personal Property Leases”) involving annual payments in excess of $25,000.  The Company has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company under any of the Personal Property Leases which would result in a Material Adverse Effect on the Company.

3.10

Assets.  The Company has good and marketable title, free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected in the balance sheet included in the Seller Interim Financial Statements, except (i) for Permitted Liens, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not materially interfere with the use of such property as such property is used on the date of this Agreement, (v) Liens set forth on Schedule 3.10 and (vi) other similar Liens arising in the ordinary course of business and which would not have a Material Adverse Effect on the Company.

3.11

Intellectual Property.  Schedule 3.11 sets forth a true and complete list of each United States registered patent, domain name, trademark, trade name, service mark and application therefor that is used in the Business, the absence of which would have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.11, the Company owns or has valid licenses to use all Company Intellectual Property, except to the extent the failure to be the owner or the valid licensee would not have a Material Adverse Effect on the Company.  Except as set forth on Schedule 3.11, (i) the material Company Intellectual Property is not the subject of any challenge received by the Company in writing and (ii) the Company has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Company Intellectual Property license to which the Company is a party and which default would result in a Material Adverse Effect on the Company. The sale of the Shares contemplated hereby will not give rise to any obligations to make any material payments to any Person in respect of software or other Technology under any contract relating to open source software.

3.12

Material Contracts.

(a)

Schedule 3.12(a) sets forth all of the following Contracts to which the Company is a party or by which it is bound (collectively, the “Material Contracts”), which list shall include:

(i)

Contracts governing the employment of any Business Employee whose annual salary is in excess of $125,000 (other than offer letters providing for at-will employment);

(ii)

Contracts with any labor union representing any employee of the Company;

(iii)

Contracts granting a Lien on any of the material assets of the Company;

(iv)

Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business, for consideration in excess of $25,000;

(v)

Contracts relating to the incurrence of Indebtedness by the Company, or the making of any loans, in each case involving amounts in excess of $25,000;

(vi)

Contracts which involve the expenditure of more than $50,000 in the aggregate which are not terminable by the Company without penalty on notice of 30 days’ or less; and

(vii)

Any other Contract that is material to the Company.

(b)

Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.  The Company is not in default under any Material Contract and, to the Knowledge of the Company, no event, condition or occurrence exists which (with or without due notice or lapse of time, or both) would constitute such a default by the Company under any Material Contract, except for defaults that would not have a Material Adverse Effect on the Company.

3.13

Employee Matters.

(a)

Schedule 3.13(a), contains a true and correct list of all Business Employees, together with each such Business Employee’s (i) job title, (ii) current rate of base pay and annual bonus opportunity, (iii) 2013 annual rate of base pay and annual bonus, (iv) date of hire and (v) any accrued paid time off.

(b)

The only “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is maintained by the Company for the benefit of the Business Employees or under which the Company has any liability is a group health plan (the “Company Benefit Plan”).

(c)

The Company Benefit Plan has been administered in accordance with its terms and complies with all applicable Laws, except for any administrative failure or noncompliance that would not have a Material Adverse Effect on the Company.  No actions, proceedings or claims (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened against the Company Benefit Plan.  All contributions and other payments required to be made by the Company to the Company Benefit Plan have been made on a timely basis.  None of the Company Benefit Plans are subject to Title IV of ERISA or Section 412 of the Code and the Company has no liability, contingent or otherwise, under Title IV of ERISA.  The Company has not at any time contributed to (or had an obligation to contribute to) any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d)

Except as set forth on Schedule 3.13(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will entitle any Business Employee to severance pay or accelerate the time of payment or vesting, or increase the amount of compensation due to any Business Employee or result in any payment to any Business Employee that is not deductible by virtue of Section 280G of the Code.

(e)

The Company is in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, in each case, with respect to the Business Employees.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to any matters described in the preceding sentence.   The Company is not  presently, nor has it been in the past, a party to or bound by any union contract or agreement, collective bargaining agreement or similar Contract and to the Knowledge of the Company, there are no activities or proceedings of any labor union or works council or other employee representation group to organize any Business Employees.  The Company has not been provided with written notice from any Business Employee that such Business Employee intends to terminate his or her employment following the Closing Date.

3.14

Litigation.  Except as set forth on Schedule 3.14, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or involving or relating to the Business before any Governmental Body.  The Company is not subject to any Order of any Governmental Body involving or relating to the Business or which is reasonably likely to prohibit or restrain the ability of the Company to enter into this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby.

3.15

Compliance with Laws; Permits.

(a)

The Company is in compliance in all material respects with all Laws of any Governmental Body applicable to the operation of the Business.

(b)

The Company currently has all Permits which are required for the operation of Business, other than those the failure of which to possess would not have a Material Adverse Effect on the Company.  Schedule 3.15(b) contains a true and complete list of all Permits used by the Company in connection with the operation of the Business.  The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party required for the operation of Business, except where such default or violation would not have a Material Adverse Effect on the Company.

3.16

Absence of Certain Changes.  Except as contemplated by this Agreement and as set forth on Schedule 3.16, since December 31, 2013 the Company has conducted its business in the ordinary course and there has not been a Material Adverse Effect on the Company.  The Company has not received written notice from any of the clients of the Business that any such client intends to discontinue its current relationship with the Company which would have a Material Adverse Effect on the Company nor, to the Knowledge of the Company, is any such notice pending or threatened which would have a Material Adverse Effect on the Company.

3.17

Related Party Transactions.  Except as set forth on Schedule 3.17, no Affiliate of the Company, and no employee, officer, manager or shareholder of the Company (or any member of his or her immediate family) (a “Related Person”) (a) owes any amount to the Company nor does the Company owe any amount to, nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of any, Related Person, (b) is involved in any business arrangement or other relationship (other than customary employment relationships) with the Company or (c) owns any property or right, tangible or intangible, that is used by the Company (other than raising out of customary employee rights).

3.18

Financial Advisors.  Except as set forth on Schedule 3.18, no Person is entitled to any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.

3.19

Environmental.  The Company does not own nor has ever owned any real property.  To the Knowledge of the Company, the Company and the Business has at all times been conducted in compliance with all applicable Environmental Laws and, to the Knowledge of the Company, there are no, nor have there ever been any violations of any applicable Environmental Laws at any of their leased locations.

3.20

No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule hereto), the Company makes no other express or implied representation or warranty with respect to the Company, the Business or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Seller, the Company or any of their respective Affiliates, officers, directors, employees, agents or Representatives.  Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule hereto), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer by any director, officer, employee, agent, consultant, or Representative of the Seller, the Company or any of their respective Affiliates) with respect to the Company, the Business or the transactions contemplated by this Agreement.  The Company makes no representations or warranties to the Buyer regarding the probable success or profitability of the Company or the Business.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Except as set forth in the disclosure schedules delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), the Seller hereby  represents and warrants to the Buyer as to itself (the disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify the corresponding section or subsection of this Article IV, provided, however, that any matter set forth in any section of the Seller Disclosure Schedule shall be deemed to be referred to and incorporated in all other sections of the Seller Disclosure Schedule to which such matter’s application or relevance is readily apparent on its face):

4.1

Ownership and Transfer of Shares.  The Seller is the record and beneficial owner of the Shares free and clear of any and all Liens (other than restrictions on transfer imposed under applicable state and federal securities Laws).  The Seller has full power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to the Buyer good and valid title to such Shares, free and clear of any and all Liens (other than restrictions on transfer imposed under applicable state and federal securities Laws).

4.2

Authorization of Agreement.  The Seller has full legal capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which he is a party, and to consummate the transactions contemplated hereby and thereby.  This Agreement and each of the Transaction Documents to which he is a party has been duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each other Transaction Document to which he is a party constitutes the legal, valid and binding obligations of the Seller enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3

Conflicts; Consents of Third Parties.

(a)

Neither the execution and delivery by the Seller of this Agreement or any other Transaction Document to which he is a party, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i)  any material Contract to which the Seller is a party or by which the properties or assets of the Seller are bound, (ii) any Order of any Governmental Body applicable to the Seller or by which any of his properties or assets are bound or (iii) any applicable Law, other than such conflicts, violations, defaults, terminations or cancellations, that would not have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement.

(b)

Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller in connection with the execution and delivery of this Agreement or the other Transaction Documents to which he is a party or the compliance by the Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement.

4.4

Financial Advisors.  Except as set forth on Schedule 4.4, no Person is entitled to any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of his Affiliates.

4.5

Investment.  The Seller: (i) is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities including, to the extent applicable, the Earnout Shares; (ii) is acquiring, if and when issued, the Earnout Shares for his own account for investment only and with no present intention of distributing any of such shares or any arrangement or understanding with any other persons regarding the distribution of such shares within the meaning of Section 2(11) of the Securities Act; (iii) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any such shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; and (iv) is, and at the time of issuance of the Earnout Shares, if any, will be, an Accredited Investor.  The Seller understands that his acquisition of the Earnout Shares, as applicable, will not be registered under the Securities Act, or registered or qualified under any state securities laws in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Seller’s investment intent as expressed herein.

4.6

No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article IV (as modified by the Seller Disclosure Schedule hereto), the Seller makes no other express or implied representation or warranty.  Except for the representations and warranties contained in Article IV hereof (as modified by the Seller Disclosure Schedule hereto) and except as set forth in Article VII hereof, the Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer by any director, officer, employee, agent, consultant, or Representative of the Seller, the Company or any of their respective Affiliates) with respect to the Company, the Business or the transactions contemplated by this Agreement.  The Seller makes no representations or warranties to the Buyer regarding the probable success or profitability of the Company or the Business.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the disclosure schedules delivered by the Buyer concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”), the Buyer represents and warrants to the Seller as follows (the disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify the corresponding section or subsection of this Article V, provided, however, that any matter set forth in any section of the Buyer Disclosure Schedule shall be deemed to be referred to and incorporated in all other sections of the Buyer Disclosure Schedule to which such matter’s application or relevance is readily apparent on its face):

5.1

Organization and Good Standing.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.  The Buyer is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect on the Buyer.  The Buyer does not own, directly or indirectly, any capital, stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

5.2

Authorization of Agreement.  The Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and each other Transaction Document to which it is a party has been duly authorized by all requisite corporate action on the part of the Buyer.  This Agreement and each of the other Transaction Document to which it is a party has been duly and validly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3

Conflicts; Consents of Third Parties.

(a)

None of the execution and delivery by the Buyer of this Agreement or the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Buyer with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and bylaws of the Buyer, as either may be amended from time to time; (ii) any material Contract to which the Buyer is a party or by which the properties or assets of the Buyer are bound; (iii) any Order of any Governmental Body applicable to the Buyer or by which any of the properties or assets of the Buyer are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect on the Buyer.

(b)

No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, the compliance by the Buyer with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, except for such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect on the Buyer.

5.4

Litigation.

Except as set forth on Schedule 5.4, there are no Legal Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer or involving or relating to the business of the Buyer before any Governmental Body.  The Buyer is not subject to any Order of any Governmental Body involving or relating to its business or which is reasonably likely to prohibit or restrain the ability of the Buyer to enter into this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby.

5.5

Valid Issuance; SEC Filings.

(a)

The Buyer has duly authorized and reserved for issuance 9,320,388 shares of Buyer Common Stock, which shall be issued in respect of any Earnout Shares issued under this Agreement.  The Earnout Shares, if and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable and free of preemptive rights.

(b)

As of their respective filing dates, none of the Buyer’s periodic reports (the “SEC Documents”) filed with the Securities and Exchange Commission (the “SEC”) contain any untrue statement of material fact or omitted a statement of material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, and the Buyer’s SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. The Buyer has filed all reports required to be filed under the Securities Exchange Act as of the date hereof. The financial statements of the Buyer included in the Form 10-Q for the fiscal quarter ended June 30, 2014 (the “Buyer Interim Financial Statements”) complied when filed in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto) and present fairly the financial position of Buyer as of the dates thereof.   The Buyer has no material liabilities or obligations (i) of the nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) that GAAP would require to be set forth in the balance sheet as of June 30, 2014 included in the Buyer Interim Financial Statements which are not set forth therein or (ii) other than liabilities or obligations incurred in the ordinary course of the Buyer’s business since June 30, 2014.

5.6

Assets.  The Buyer has good and marketable title, free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected in the balance sheet included in the Buyer Interim Financial Statements, except (i) for Permitted Liens, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not materially interfere with the use of such property as such property is used on the date of this Agreement, (v) Liens set forth on Schedule 5.6 and (vi) other similar Liens arising in the ordinary course of business and which would not have a Material Adverse Effect on the Buyer.

5.7

Intellectual Property.  Schedule 5.7 sets forth a true and complete list of each United States registered patent, domain name, trademark, trade name, service mark and application therefor that is used in the business of the Buyer, the absence of which would have a Material Adverse Effect on the Buyer. Except as set forth on Schedule 5.7, the Buyer owns or has valid licenses to use all Buyer Intellectual Property, except to the extent the failure to be the owner or the valid licensee would not have a Material Adverse Effect on the Buyer.  Except as set forth on Schedule 5.7, to the Knowledge of the Buyer, (i) the material Buyer Intellectual Property is not the subject of any challenge received by the Buyer in writing and (ii) the Buyer has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Buyer Intellectual Property license to which the Buyer is a party and which default would result in a Material Adverse Effect on the Buyer.

5.8

Employee Matters.

(a)

Schedule 5.8(a) contains a true and correct list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other incentive, bonus, retirement, deferred compensation, equity, equity-based, phantom, change in control, retention, severance, fringe or other material employee benefit or compensation plan, program or arrangement that is maintained or sponsored by the Buyer for the benefit of the employees of the Buyer or under which the Buyer has any liability (each, a “Buyer Benefit Plan”).

(b)

Each Buyer Benefit Plan has been administered in accordance with its terms and complies with all applicable Laws, except for any administrative failure or noncompliance that would not have a Material Adverse Effect on the Buyer. No actions, proceedings or claims (other than routine claims for benefits) are pending or, to the Knowledge of the Buyer, threatened against any Buyer Benefit Plan.  All contributions and other payments required to be made by the Buyer to any Buyer Benefit Plan have been made on a timely basis.  None of the Buyer Benefit Plans are subject to Title IV of ERISA or Section 412 of the Code and the Buyer has no liability, contingent or otherwise, under Title IV of ERISA.  The Buyer has not at any time contributed to (or had an obligation to contribute to) any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(c)

Except as set forth on Schedule 5.8(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will entitle any employee of the Buyer to severance pay or accelerate the time of payment or vesting, or increase the amount of compensation due to any employee of the Buyer or result in any payment to any employee of the Buyer that is not deductible by virtue of Section 280G of the Code.

(d)

The Buyer is in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, in each case, with respect to its employees.  There are no Legal Proceedings pending or, to the Knowledge of the Buyer, threatened with respect to any matters described in the preceding sentence.   The Buyer is not presently, nor has it been in the past, a party to or bound by any union contract or agreement, collective bargaining agreement or similar Contract and to the Knowledge of the Buyer, there are no activities or proceedings of any labor union or works council or other employee representation group to organize any employees of the Buyer.

5.9

Compliance with Laws.  The Buyer is in compliance in all material respects with all Laws of any Governmental Body applicable to the operation of the business of the Buyer.

5.10

Absence of Certain Changes.  Except as contemplated by this Agreement, since December 31, 2013 the Buyer has conducted its business in the ordinary course and there has not been a Material Adverse Effect on the Buyer.

5.11

Financial Advisors.  Other than T.R. Winston & Company, LLC, no Person is entitled to any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.

5.12

Financial Capability.  The Buyer (i) has, and at the Closing will have, sufficient internal funds (giving effect to the consummation of the Victory Park Financing) available to pay the Closing Cash Payment and any expenses incurred by the Buyer in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the other Transaction Documents to which it is a party, (iii) will use its best efforts to have at the expiration of the applicable Earnout Periods, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the applicable Earnout Consideration, and (iv) except for the Victory Park Financing, has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

5.13

 No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Buyer Disclosure Schedule hereto), the Buyer makes no other express or implied representation or warranty with respect to the Buyer or the transactions contemplated by this Agreement, and the Buyer disclaims any other representations or warranties, whether made by the Buyer or any of its Affiliates, officers, directors, employees, agents or Representatives.  Except for the representations and warranties contained in this Article V (as modified by the Buyer Disclosure Schedule hereto), the Buyer hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Seller, the Company or any of their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Seller or the Company by any director, officer, employee, agent, consultant, or Representative of the Buyer or its Affiliates) with respect to the Buyer or the transactions contemplated by this Agreement.  The Buyer makes no representations or warranties to the Seller or the Company regarding the probable success or profitability of the Buyer.

ARTICLE VI.
COVENANTS OF THE PARTIES

6.1

Access to Records.  The Seller and his respective Representatives shall be entitled, for any lawful purpose (including in connection with any Legal Proceeding or Tax matter in any way relating to such Seller in the Seller’s capacity as the seller of the Shares hereunder, the Company or any of their Affiliates or the Business), after the Closing, upon reasonable notice and during the regular business hours of the Company, to have access to and, at the Seller’s expense, to make copies of the books, records, files, correspondence and other information (whether in written form, electronic form or otherwise) (collectively, “Records”) of the Business or the Company related to periods prior to the Closing.  The Buyer shall, or shall cause the Company to, retain such Records for a period of ten (10) years from the Closing Date and shall not destroy or otherwise dispose of such Records without the Seller’s consent and upon the request and at the expense of the Seller, shall deliver to the Seller copies of any such Records.

6.2

Employees; Employee Benefits. Effective from and after the Closing Date, the Buyer shall: (i) cause the Business Employees whom shall continue to be employed by the Company following the Closing (the “Continuing Employees”), to be given credit for all service with the Company and its respective Affiliates and predecessor entities for all purposes (including, but not limited to, eligibility to participate, vesting credit, entitlement to benefits and benefit accrual) under any employment or employee benefit plans, programs or policies providing benefits to the Continuing Employees (including those providing for severance, vacation and other paid time-off) on or after the Closing Date; (ii) waive any pre-existing exclusion requirements or waiting periods under all employee health or other welfare benefit plans continued, established or maintained on or after the Closing Date for the benefit of the Continuing Employees (and their dependents); and (iii) credit the Continuing Employees (and their dependents) for any eligible expenses incurred under all employee health or other welfare benefit plans of the Company for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to the Continuing Employees (and their dependents) under the corresponding health and welfare benefit plans of the  Company.  Nothing contained in this Section 6.2 shall (i) be treated as an amendment of any employee benefit plan or compensatory arrangement, (ii) give any Continuing Employee any right to enforce, or make any Continuing Employee a third-party beneficiary of, the provisions of Section 6.2, or (iii) obligate the Buyer or any of its Affiliates to retain the employment of any particular Continuing Employee for any specified period of time following the Closing Date.

6.3

Public Announcements.  None of the Seller, the Company or the Buyer will issue or permit any agent or Affiliate to issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and each of them shall keep the terms and conditions of this Agreement confidential, unless either (x) the text of such release or statement shall have been consented to by the Seller and the Buyer (which consent shall not be unreasonably withheld or delayed), or (y) such other public statement is required by applicable Laws; provided, however, in the case of clause (y), the Seller and the Buyer shall consult with each other regarding the content thereof and cooperate in the making of such public statement, and then, such public statement shall be permitted to be made but only to the extent required by such Laws.  No such press releases or other publicity shall state the financial terms of the transactions contemplated by this Agreement except as required by applicable Laws or with the Seller’s and the Buyer’s express prior written consent.

6.4

Expenses.  Except as otherwise specifically provided for in this Agreement, each party shall pay all costs and expenses incident to its negotiation, preparation and execution of this Agreement and the other Transaction Documents and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, financial advisors, investment bankers and independent public accountants.

6.5

Transfer Taxes.  The Buyer shall (a) be responsible for (and shall indemnify and hold harmless the Seller against) any and all liabilities for any sales, use, stamp, value added, documentary, filing, recording, transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Governmental Body in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (b) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.  The Buyer shall provide the Seller with a copy of each such Tax Return no later than ten (10) days prior to filing such Tax Return.

6.6

Tax Matters.

(a)

Without duplication of any indemnification obligations under Section 7.2 or Section 7.3, all real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the purchased assets of the Business for any Tax period that includes (but does not end on) 11:59 p.m. on the day immediately preceding the Closing Date (each such Tax period hereinafter is referred to as a “Straddle Period”) shall be prorated between the Buyer and the Seller based on the number of days in such taxable period up to and including 11:59 p.m. on the day immediately preceding the Closing Date (which shall be for the account of the Seller, except to the extent such Taxes are reflected as a liability on the Closing Statement, to which extent the Buyer shall be liable) and the number of days in such taxable period after 11:59 p.m. on the day immediately preceding the Closing Date (which shall be for the account of the Buyer).  If one party remits to the appropriate Governmental Body payment for Taxes which are subject to proration under this Section 6.6(a) and such payment includes the other party’s share of such Taxes, such other party shall reimburse the remitting party for its share of such Taxes within five (5) Business Days of notice of payment.

(b)

Without duplication of any indemnification obligations under Section 7.2 or Section 7.3, all Income Taxes and sales Taxes with respect to the Business for any Straddle Period shall be prorated between the Buyer and the Seller based on an interim closing of the books of the Company as of 11:59 p.m. on the day immediately preceding the Closing Date.  Income Taxes and sales Taxes for the portion of any such Straddle Period ending as of 11:59 p.m. on the day immediately preceding the Closing Date shall be for the account of the Seller,

except to the extent such Taxes are reflected as a liability on the Closing Statement, to which extent the Buyer shall be liable.   Income and sales Taxes for the portion of any such Straddle Period ending after 11:59 p.m. on the day immediately preceding the Closing Date shall be for the account of the Buyer.  If one party remits to the appropriate Governmental Body payment for Taxes which are subject to proration under this Section 6.6(b) and such payment includes the other party’s share of such Taxes, such other party shall reimburse the remitting party for its share of such Taxes within five (5) Business Days of notice of payment.

(c)

The Seller shall prepare all Tax Returns for all Pre-Closing Tax Periods (other than any Straddle Periods) and shall timely file all such Tax Returns or, if applicable Law requires that the Buyer or the Company file such Tax Returns, the Seller shall prepare and deliver such Tax Returns to the Buyer or the Company, as the case may be, for filing by no later than the tenth (10th) Business Day prior to the due date therefor, taking into account any applicable extensions.  The Seller and the Buyer shall reasonably cooperate in the conduct of all federal, state and local tax examinations and audits relating to the Tax Returns that are required to be prepared or filed by the Seller pursuant to this Section 6.6. The Seller shall provide the Buyer with a copy of each Tax Return for any Pre-Closing Tax Period that the Seller is required to prepare or file pursuant to this Section 6.6 no later than ten (10) Business Days prior to filing any such Tax Return, and the Buyer shall have the right to review, comment and approve any such Tax Return and the Seller shall make the revisions to any such Tax Return as are reasonably requested by the Buyer.

(d)

The Buyer shall prepare all Tax Returns for any Straddle Periods in a manner consistent with the Company’s prior Tax Returns and shall timely file all such Tax Returns. The Buyer shall provide the Seller with a copy of each Tax Return for any Straddle Period that it is required to file pursuant to this Section 6.6 no later than ten (10) Business Days prior to filing such Tax Return, and the Seller shall have the right to review, comment and approve such Tax Return and the Buyer shall make the revisions to such Tax Return as are reasonably requested by the Seller.

(e)

The Seller and the Buyer agree to cooperate, as and to the extent reasonably requested by the other Party, in connection with (i) the preparation and filing of any Tax Return relating to the Company or the Business, and (ii) any examination, audit or other proceeding by a Governmental Body with respect to any such Tax Return.  In the case of any such examination, audit or other proceeding, such cooperation shall include the provision of records and information which are reasonably relevant to such examination, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Except as may be required by applicable Law or as may be required by any Governmental Body, the Buyer shall not, and shall not permit any of its Affiliates to, do any of the following without the Seller’s prior written consent: (i) file any amended Tax Return relating to a Pre-Closing Tax Period, (ii) agree to extend any statute of limitations with respect to any Pre-Closing Tax Period, (iii) make any election or (iv) take any other similar administrative action or enter into any agreements or settlements with any Governmental Body that, in each case, would reasonably be expected to materially increase the Seller’s Tax Liabilities for any Pre-Closing Tax Period, including any indemnification obligation of the Seller under Section 7.2(a) (but solely to the extent that such indemnification obligation arises from a breach of the representations and warranties set forth in Section 3.7 (Taxes)) or Section 7.2(c).

(f)

The Buyer agrees (i) to retain all books and records with respect to Tax matters pertinent to the Business or the Company relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations, and (ii) to give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Seller so requests, the Buyer shall allow the Seller to take possession of such books and records.

(g)

For the avoidance of doubt, the Seller shall be entitled to any refund of any Taxes from or relating to a Pre-Closing Tax Period.  In the event that the Buyer or, after the Closing Date, the Company, receives any such refund (including by way of any action taken by the Buyer post-Closing), the Buyer shall pay, or cause the Company to pay, the amount of such refund to the Seller within three (3) Business Days of its receipt thereof.

(h)

The Buyer and the Seller agree to treat the Earnout Consideration as purchase price for the Shares except to the extent applicable Tax law requires a portion of the Earnout Consideration to be treated as interest.

6.7

Indemnification of Directors and Officers.

(a)

For a period of six years after the Closing Date, the Company’s certificate of incorporation and bylaws (each as amended and in effect from time to time during such period), shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each present and former director, manager (or other equivalent Person) and officer of the Company than are presently set forth in the Company’s certificate of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

(b)

For a period of six years after the Closing Date, the Buyer shall cause to be maintained in effect and fully pay for policies of directors’ and officers’ liability insurance covering the current and former officers, directors, managers (or other equivalent Person) and employees of the Company who are currently covered by the existing directors’ and officers’ liability insurance of the Company, from an insurance carrier with the same or better credit rating as the insurance carrier of the Company in place on the date hereof and on terms and conditions no less favorable to such directors, managers (or other equivalent Persons) and officers than those in effect on the date hereof.

(c)

If the Buyer or the Company or any of their respective successor or assigns (i) shall merge or consolidate with or merge into any other Person and shall not be the surviving or continuing Person in such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provision shall be made so that the successor or assign of the Buyer or the Company shall assume the obligations set forth in this Section 6.7.

6.8

Noncompetition; Non-Solicitation.  In consideration of the transactions contemplated by this Agreement, and in order to protect and preserve the legitimate business interests of the Buyer, the Seller agrees as follows:

(a)

Commencing on the Closing Date and ending on the six (6) year anniversary of the Closing Date (the “Restricted Period”), the Seller shall not, anywhere in the United States, directly or indirectly, engage in any Competitive Activities (as defined below).  The Seller shall be deemed to be engaged in Competitive Activities if the Seller serves as a shareholder, officer, director, member, manager, trustee or partner of, or consults with, advises or assists in any way, whether or not for consideration, any Person that engages in any Competitive Activities (a “Competitor”).  In the event a court of competent jurisdiction determines that the provisions of this Section 6.8(a) are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this Section 6.8(a) shall be construed so that the remaining provisions of this Section 6.8(a) shall not be affected, but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.  The term “Competitive Activities” as used herein shall mean any activity that is directly competitive with the Business; provided, however, the term “Competitive Activities” shall not include, the ownership of securities of entities which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed five percent (5%) of the outstanding shares of any such entity or the ownership of the securities of the Persons set forth on Schedule 6.8(a).

(b)

During the Restricted Period, (i) the Seller or any Affiliate of the Seller shall not, directly or indirectly, solicit or assist any third party in soliciting any Person who is, from the date hereof until the earlier of (x) the expiration of the Restricted Period and (y) the Termination Date, a client or customer of the Business for purpose of reducing the level of business that such Person transacts with the Business, and (ii) the Seller or any Affiliate of the Seller shall not, directly or indirectly, solicit for employment or hire any persons who on the Termination Date are employees of the Company (including, without limitation, any Continuing Employees), unless such employee’s employment has been terminated by the Company other than for cause; provided, however, that this Agreement shall in no way restrict the Seller or any Affiliate of the Seller from hiring any person who first contacts the Seller or any Affiliate of the Seller in response to a general advertisement for employment to the public in a newspaper of general circulation, on recruitment or similar website or by other similar means.

(c)

The parties agree that the provisions and restrictions contained in this Section 6.8 are necessary to protect the legitimate continuing interests of the Buyer, and that any violation or breach of these provisions will result in irreparable injury to the Buyer for which monetary damages or any other remedy at law may be inadequate and that, in addition to any relief at law which may be available to the Buyer for such violation or breach and regardless of any other provision contained in this Agreement, the Buyer may be entitled to seek temporary and permanent injunctive relief (without the necessity of having to prove actual damages therefrom) and such other equitable relief as a court may grant.

(d)

Notwithstanding anything in this Section 6.8 to the contrary, in the event of (i) an Event of Default under the Note or (ii) if the Buyer shall fail to fully satisfy its obligations under Section 2.5 of this Agreement when due, which failure shall not have been cured within ninety (90) days following the Buyer ’s receipt of the Seller’s written notice of such failure, in each case, then the Restricted Period and the remaining provisions of this Section 6.8 shall automatically, without any further action, notice or deed terminate and be of no further force and effect.

6.9

Board Seat.  The Buyer shall use its commercially reasonable efforts to take all steps as are necessary to cause the Seller to be elected to the board of directors of the Buyer promptly following the Closing Date, including making all requisite filings with the SEC, and to cause the Seller to continue to be a director of the Buyer (or any successor thereto) until the later of (x) the second anniversary of the Closing Date or (y) such time as the Seller shall cease to hold any capital stock of the Buyer (or any successor to the Buyer).

6.10

Put Right.

(a)

Upon the occurrence of an Event of Default (as defined in the Note) either the Buyer or the Seller shall provide written notice to the other of the occurrence of such Event of Default, including any known details thereof to the other (a “Note Default Notice”).  Within forty-five (45) days of (i) the receipt by the Seller of such Note Default, to the extent delivered by the Buyer or (ii) delivery by the Seller of such Note Default Notice (such period, the “Escrow Shares Election Period”) the Seller shall deliver a Default Notice (as defined in the Escrow Agreement) to the Escrow Agent pursuant to which such number of Escrow Shares set forth in such Default Notice shall be transferred to the Seller; provided, however in no event shall the value of such Escrow Shares (based on the Closing Date Share Price) released to the Seller exceed the principal amount plus any accrued but unpaid interest then outstanding under the Note.  Any Escrow Shares which are not released to the Seller pursuant to this Section 6.10(a) shall be delivered to the Buyer promptly following the expiration of the Escrow Shares Election Period.

(b)

Within forty-five (45) days of the receipt of such Escrow Shares from the Escrow Agent (the “Put Period”), the Seller shall provide written notice to the Buyer (the “Put Notice”) requiring the Buyer, to purchase all or part of the Escrow Shares held by the Seller pursuant Section 6.10(a), at a purchase price per share equal to the Closing Date Share Price (the “Put Right”) which Put Notice shall specify the number of Escrow Shares to be purchased by the Buyer (the “Put Shares”). If the Seller does not elect to exercise the Put Right within the Put Period, then Put Right shall expire and be of no further force or effect.

(c)

 Subject to Section 6.10(d), within five (5) Business Days of the Buyer’s receipt of any Put Notice, the Buyer shall deliver to the Seller by wire transfer of immediately available funds to an account designated by the Seller, an amount (the “Put Price”) equal to the product of (x) the Closing Date Share Price multiplied by (y) the number of Put Shares, against simultaneous delivery by the Buyer to the Seller of the Put Shares.

(d)

The Buyer’s obligation to pay the Put Price to the Seller following the Seller’s election to exercise the Put Right pursuant to this Section 6.10 shall be tolled solely to the extent that the payment of any portion of the Put Price by the Buyer (i) is not permitted under the Subordination Agreement, as in effect on the date hereof or (ii) would render the Buyer insolvent under applicable Law.  In the event that the Buyer’s obligation to pay any portion the Put Price to the Seller  is so tolled, the Buyer shall provide written notice thereof to the Seller prior to the expiration of the Put Period, and within three (3) Business Days following the date on which the conditions giving rise to the tolling of the payment of any portion of the Put Price to the Seller are no longer in effect, the Buyer shall provide notice thereof to the Seller, and the Buyer shall then have five (5) Business Days to pay such portion the Put Price to the Seller against delivery of the Put Shares in the manner specified in Section 6.10(c).  In the event the Buyer’s obligation to pay the Put Price is tolled pursuant to this Section 6.10(d), then any unpaid portion of the Put Price payable to the Seller shall accrue interest at a rate of 10% per annum.

(e)

The Buyer acknowledges and agrees that any transaction between the Buyer and the Seller pursuant to this Section 6.10 is a non-market transaction and as such, any policies of the Buyer relating to the sale by its Affiliates of its securities shall not apply.

ARTICLE VII.
INDEMNIFICATION

7.1

Survival of Representations and Warranties.  Except as set forth in the immediately succeeding sentences of this Section 7.1, the representations and warranties provided for in this Agreement shall survive the Closing until twelve (12) months following the Closing Date.  The Fundamental Representations shall survive the Closing Date and remain in full force and effect until the expiration of the applicable statute of limitations and the representations and warranties set forth in Section 3.7 (Taxes) shall survive until sixty (60) days after the expiration of the applicable statute of limitations.  Unless otherwise expressly set forth in this Agreement, the covenants shall survive the Closing until the expiration of the applicable statute of limitations.

7.2

Indemnification by the Seller.  Subject to the limitation set forth in Section 7.5, the Seller shall defend, indemnify and hold the Buyer and its Affiliates and the directors, officers, managers, members, stockholders and employees of the Buyer and its Affiliates (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”), harmless from any and all of the Losses that the Buyer Indemnified Parties may suffer, sustain or incur or become subject to arising out of, based upon or in connection with:

(a)

any breach of a representation or warranty contained in this Agreement or any other Transaction Document (other than the Employment Agreements) made by the Company or the Seller; or

(b)

any violation or breach by the Seller of a covenant or agreement contained in this Agreement or any other Transaction Document (other than the Employment Agreements); or

(c)

any Taxes relating to the Company or the Business in respect of any Pre-Closing Tax Period, except to the extent such Taxes are reflected as a liability on the Closing Statement.  For purposes of this Section 7.2(c), Taxes for any Straddle Period shall be prorated based on an interim closing of the books of the Company as of 11:59 p.m. on the day immediately preceding the Closing Date.  For the avoidance of doubt, the Seller shall have no obligation to defend, indemnify, or hold the Buyer Indemnified Parties harmless from any and all Taxes resulting from a breach of the last sentence of Section 6.6(e) by the Buyer or the Company.

7.3

Indemnification by the Buyer.  Subject to the limitations set forth in Section 7.5, the Buyer shall defend, indemnify and hold the Seller and his respective Affiliates and the directors, officers, managers, members, stockholders and employees of the Seller and his respective Affiliates (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) harmless from and against all Losses that they may suffer, sustain or incur or become subject to arising out of, based upon or in connection with:

(a)

any breach of a representation or warranty contained in this Agreement or any other Transaction Document (other than the Employment Agreements) made by the Buyer;

(b)

any violation or breach of a covenant or agreement by the Company (from and after the Closing) or the Buyer contained in this Agreement or any other Transaction Document (other than the Employment Agreements); or

(c)

any Taxes relating to the Company or the Business in respect of any Tax Period beginning on the Closing Date and in the case of a Straddle Period, in respect of Taxes attributable to the portion of such period beginning on the Closing Date (measured by revenue earned and recognized during such portion of that period determined based on an interim closing of the books as of 11:59 p.m. on the day immediately preceding the Closing Date), including, for the avoidance of doubt, any and all Taxes arising out of, based upon, or in connection with any transaction occurring on the Closing Date (other than as expressly contemplated by this Agreement).

7.4

Claims Procedures.

(a)

In the case of any claim for indemnification arising from a claim of a third party (a “Third Party Claim”), a Person entitled to indemnification under this Article VII (an “Indemnified Party”) shall give prompt written notice to the Person(s) obligated to provide indemnification under Article VII with respect to such Third Party Claim (an “Indemnifying Party”) of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder (a “Third Party Claim Notice”). The Third Party Claim Notice shall state in reasonable detail the facts and circumstances of the Third Party Claim, including the nature, basis and amount of such claim and the provisions in this Agreement that entitle the Indemnified Party to indemnification hereunder, and shall be accompanied by a copy of any writings received in respect of such Third Party Claim.  If the Indemnifying Party does not receive a Third Party Claim Notice within thirty (30) days after the date of the receipt by the Indemnified Party or any of its Affiliates of notice of, or of the Indemnified Party or of any of its Affiliates otherwise becoming aware of, any Third Party Claim, the Indemnifying Party shall be relieved of liability hereunder in respect of such Third Party Claim (or the facts and circumstances giving rise thereto) solely to the extent that such Indemnifying Party is actually and materially prejudiced or harmed as a consequence of such failure (and, to such extent, all Losses resulting from such Third Party Claim shall thereafter be disregarded for purposes of determining whether the Deductible has been exceeded), and in any event the Indemnifying

Party shall not be liable for any expenses incurred during the period in which the Indemnified Party was overdue (i.e. more than thirty (30) days after becoming aware of a Third Party Claim) in giving, and had not given, such Third Party Claim Notice.

(b)

Each of the Indemnifying Parties shall have the right (and if it elects to exercise such right, to do so within twenty (20) days after receiving the Third Party Claim Notice from the Indemnified Party) to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party, unless (i) the Indemnifying Party shall not have taken any action to defend such Third Party Claim within such twenty (20) day period, or (ii) the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim.  Notwithstanding anything in this Agreement to the contrary, if the Indemnified Party is in control of the defense of such Third Party Claim, it shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim within such twenty (20) day period, the reasonable fees and disbursements of such Indemnified Party’s counsel shall be at the expense of the Indemnifying Party.  The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  The Indemnifying Party shall have the right to settle any Third Party Claim, whether or not in control of the defense thereof, if such settlement (i) involves only the payment of money which the Indemnifying Party pays or satisfies with insurance proceeds or any combination thereof, (ii) includes a full general release of the Indemnified Party from the third party, and (iii) does not contain any admission of fault or culpability or a failure to act by or on behalf of such Indemnified Party.

(c)

In the event that an Indemnified Party determines that it has a claim for Losses against an Indemnifying Party hereunder (other than as a result of a Third Party Claim) (an “Interparty Claim”), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim, the section of this Agreement under which such claim arises and any other relevant facts and circumstances relating thereto (an “Interparty Claim Notice”).  The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Losses.  The Indemnified Party and the Indemnifying Party shall negotiate in good faith for a thirty (30) day period beginning on the date the Indemnified Party provides an Interparty Claim Notice hereunder regarding the resolution of any disputed claims for Losses.  If no resolution is reached with regard to such disputed Interparty Claim between the Indemnifying Party and the Indemnified Party within such thirty (30) day period, the Indemnified Party shall be entitled to seek appropriate remedies in accordance with the terms hereof.  Notwithstanding anything herein to the contrary, in no event shall any Seller Indemnified Party or Buyer Indemnified Party be entitled to make any Interparty Claim for Losses against any Seller Indemnifying Party or Buyer Indemnifying Party, as

applicable, related to Losses arising out of the failure to obtain any consent required by a Contract in connection with the transactions contemplated by this Agreement.  If the Indemnifying Party does not receive a Interparty Claim Notice within thirty (30) days after the date the Indemnified Party or any of its Affiliates becomes aware of any Interparty Claim, the Indemnifying Party shall be relieved of liability hereunder in respect of such Interparty Claim (or the facts or circumstances giving rise thereto) solely to the extent that such Indemnifying Party is actually and materially prejudiced or harmed as a consequence of such failure (and, to such extent, all Losses resulting from such Interparty Claim shall thereafter be disregarded for purposes of determining whether the Deductible has been exceeded), and in any event the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party was overdue (i.e., more than thirty (30) days after becoming aware of an Interparty Claim) in giving, and had not given such Interparty Claim Notice.

(d)

Promptly following a final determination of the amount of any Losses claimed by the Indemnified Party by either (i) a final non-appealable decision, judgment or award rendered by a Governmental Body of competent jurisdiction or (ii) the mutual agreement by the Indemnified Party and Indemnifying Party, the Indemnifying Party shall pay such Losses to the Indemnified Party by wire transfer of immediately available funds to an account designated by the Indemnified Party; provided, however, that to the extent the Indemnifying Party is the Seller, the Seller shall be entitled to satisfy its indemnification obligations under this Article VII by reducing, dollar-for-dollar, the amount due to the Seller under the Note in accordance with Section 7.6(b).

7.5

Limitations.

(a)

Notwithstanding any provision herein to the contrary, the aggregate indemnification obligations of the Seller under Section 7.2(a), other than the indemnification obligations for breaches of the Fundamental Representations of the Seller or breaches of Section 3.7 (Taxes), shall at Closing not exceed One Million Seventeen Thousand Five Hundred Dollars ($1,017,500) (the “Cap”); provided, however, that the Cap shall be increased dollar-for-dollar by an amount equal to 10.7% of any cash indefeasibly paid to (or at the direction of) the Seller under the Note.  The aggregate indemnification obligations of the Seller with respect to any breaches of Fundamental Representations of the Seller or breaches of Section 3.7 (Taxes) or under Section 7.2(b) or Section 7.2(c) shall not exceed in the aggregate $20,000,000; provided, however, that the Seller shall not be obligated to pay any amount in cash under this Article VII in excess of the amount of cash indefeasibly received by (or on behalf of) the Seller pursuant to this Agreement, and any indemnity obligation payable by the Seller under this Article VII in excess of such cash amount shall only be payable by off-set against the Note (including the Escrow Shares) and the Earnout Consideration (the “Fundamental Cap”). To the extent an indemnity claim exceeds the amount of cash indefeasibly paid to (together with any amounts paid at the direction of) the Seller, the Buyer Indemnified Parties’ sole recourse, if any, shall be to off-set against the Note (including the Escrow Shares) and the Earnout Consideration, irrespective of whether or not outstanding or earned, as applicable; the Seller shall have no liability for any shortfall.  For the avoidance of doubt, (i) the Seller shall have no obligation to pay an amount in cash more than the cash indefeasibly received by (or on behalf of) the Seller under this Agreement for any indemnity obligation under this Article VII, and (ii) for purposes of this Agreement, the Indemnification Escrow Amount shall be deemed to be cash indefeasibly received by (or on behalf of), and cash indefeasibly paid to, the Seller, and shall therefore be available to fund the Seller’s indemnity obligations under this Article VII in accordance with Section 7.6(b).

(b)

Notwithstanding any provision herein to the contrary, the indemnification obligations of the Seller under Section 7.2(a), shall not apply to any Loss until the aggregate amount of all Losses for which indemnification claims that have been asserted under Section 7.2(a) exceeds the aggregate amount of One Hundred Seventy-Five Thousand Dollars ($175,000) (the “Deductible”) (with the determination of whether the Deductible has been reached to include only individual claims or series of related claims which are greater than Fifteen Thousand Dollars ($15,000), such claims being referred to herein as “Qualifying Claims”), and then, such indemnification obligation shall apply to all such Losses (but only including Qualifying Claims) in excess of the Deductible; provided, however, that breaches of the Fundamental Representations of the Seller or breaches Section 3.7 (Taxes) shall not be subject to the Deductible.

(c)

Any claims for Losses under Section 7.2 or Section 7.3 must be submitted before 11:59 p.m., New York, New York time, on or prior to the date the survival period applicable to the representations and warranties or covenants on which such claim is based expires.  In the event a claim for Losses is not given on or prior to the date the survival period for such representation, warranty or covenant expires then such claim for Losses will be irrevocably released and/or waived.

7.6

Calculation and Satisfaction of Losses.

(a)

Payments by the Indemnifying Party pursuant to this Article VII shall be limited to the amount of any Loss that remains after deducting therefrom (i) any insurance proceeds and any indemnity, contribution or other similar payment to which any Indemnified Party is entitled to recover from any third party with respect thereto, net of any reasonable expenses (excluding increases in premiums attributable to such claims) incurred by such Indemnified Parties in collecting such insurance proceeds or any indemnity, contribution or other similar payment, (ii) any Tax benefit to the Indemnified Parties as a result of incurring the Losses whether or not realized in the period in which such Losses arose and (iii) any Liability included in the calculation of Working Capital.  The Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to any Third Party Claim.

(b)

If the Seller is the Indemnifying Party, the Seller’s indemnification obligations under this Article VII, subject to Section 7.5 hereof, shall be satisfied in the following order: (i) first by reducing, dollar-for-dollar, the amount due to the Seller under the Note for so long as the Note is outstanding, any such reduction shall be applied first to reduce any accrued but unpaid interest then outstanding under the Note and next to reduce the principal amount then outstanding under the Note; (ii) second by release and payment of the Indemnification Escrow Amount, in immediately available funds, to (or for the benefit of) the Buyer, in accordance with the Indemnification Escrow Agreement; (iii) third by payment of cash in immediately available funds up to the amount of cash received by (or on behalf of) the Seller pursuant to this Agreement (without duplication); and (iv) fourth by surrendering to the Buyer shares of Buyer Common Stock issued to the Seller, if any, pursuant to the terms of this Agreement, with (A) each Earnout Share so surrendered having a per share value, solely for purposes of this Section 7.6(b), equal to the Earnout Share Price with respect to such Earnout Share (subject to proportionate adjustment in the event of a stock split, stock dividend or distribution, recapitalization or similar event), and (B) each Escrow Share so surrendered having a per share value, solely for purposes of this Section 7.6(b), equal to the Closing Date Share Price (subject to proportionate adjustment in the event of a stock split, stock dividend or distribution, recapitalization or similar event).  If the Buyer is the Indemnifying Party, the Buyer shall satisfy its indemnification obligations under this Article VII by the payment of cash in immediately available funds.

7.7

Effect on Purchase Price.  All indemnification, purchase price adjustments, reimbursement payments and other payments made pursuant to this Agreement subsequent to the date of this Agreement, as applicable, will be treated as an adjustment to the Purchase Price unless otherwise required by Law.

7.8

Sole and Exclusive Remedy.  Except for fraud claims or actions in equity, the indemnification and other rights of the parties set forth in this Article VII shall be the sole and exclusive remedies of the parties for any Losses arising out of or relating to this Agreement after the date hereof.

ARTICLE VIII.
GENERAL PROVISIONS

8.1

Further Assurances.  If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor hereunder).

8.2

Notices.  All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by facsimile (which is confirmed), e-mail or other electronic means, by overnight air courier or by certified or registered mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by facsimile, e-mail or other electronic means calculated to arrive on any Business Day prior to 5:00 p.m., New York time, or on the next succeeding Business Day if delivered on a non-Business Day or after 5:00 p.m., New York time, (b) one (1) Business Day after having been delivered to a nationally-recognized courier for overnight delivery (with written confirmation of delivery), or (c) three (3) Business Days after having been deposited in the mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

If to the Seller, addressed as follows:

Richard Steel

_______________

_______________

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Steven E. Siesser, Esq.

Telephone: (212) 204-8688

Facsimile: (973) 597-2507

Email: ssiesser@lowenstein.com

If to the Buyer or the Company (post-Closing), addressed as follows:

Social Reality, Inc.

456 Seaton Street

Los Angeles, CA 90013

Attention:  Christopher Miglino

Telephone:  (323) 283-8505

Facsimile: (323) [___-____]

Email:chris@socialreality.com

With a copy (which shall not constitute notice) to:

Pearlman Schneider LLP

2200 Corporate Boulevard, N.W.

Suite 210

Boca Raton, FL  33431

Attention:  James M. Schneider, Esq.

Telephone: (561) 362-9595

Facsimile: (561) 361-9612

Email: jim@pslawgroup.net

8.3

Amendment; Waiver.  This Agreement may not be amended, supplemented or changed except by an instrument in writing signed by both the Seller and the Buyer.  Any party to this Agreement may waive in writing any obligation owed to it by any other party under this Agreement.  No waiver of any party of any default, misrepresentation, breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

8.4

Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  No party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto; provided, that, such permitted assignment shall not relieve such party of any of its obligations hereunder and such assignee shall agree in writing to assume the obligations of the assignor under this Agreement. Any assignment or attempted assignment shall be null and void.

Notwithstanding the foregoing, before expiration of the Second Earnout Period, the Buyer shall not consummate a Buyer Change of Control unless: (a) the Seller has indefeasibly received all principal and accrued interest on the Note; (b) if during the First Earnout Period, each of the Year-One Earnout Consideration and the Year-Two Earnout Consideration has been indefeasibly received by the Seller, whether or not earned, due or payable; and (c) if during the Second Earnout Period, the Year-One Earnout Consideration has been indefeasibly received by the Seller to the extent due and payable under this Agreement and the Year-Two Earnout Consideration has been indefeasibly received by the Seller, whether or not earned, due or payable; provided, however, if the surviving Person in such Buyer Change of Control is reasonably acceptable to the Seller, then such Person may comply with clauses (b) and (c) by agreeing in a writing reasonably acceptable to the Seller to assume the obligations to under Section 2.5 of this Agreement as though the direct party hereto.

8.5

No Third Party Beneficiaries.  Except as set forth in this Section 8.5, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any Person not a party to this Agreement, except to the extent that such Person is an Indemnified Party in respect of the indemnification provided in Article VII hereof.

8.6

Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Laws in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.  Upon such holding that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to the purportedly invalid, illegal or unenforceable provision in a mutually acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the greatest extent possible.

8.7

Entire Understanding.  This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Letter, dated March 12, 2014, between the Company and the Buyer contains the entire understanding between the parties concerning the subject matter of this Agreement and supersedes all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

8.8

Captions.  The captions contained in this Agreement are for convenience of reference only and shall not be given any effect whatsoever in the construction or interpretation of this Agreement.

8.9

Counterparts; Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be transmitted by facsimile or electronically, and it is the intent of the parties that the facsimile copy (or a photocopy or PDF copy) of any signature printed by a receiving facsimile machine or computer printer shall be deemed an original signature and shall have the same force and effect as an original signature.

8.10

Governing Law; Venue; Wavier of Trial by Jury.  This Agreement and all matters arising directly or indirectly herefrom shall be construed and enforced in accordance with the laws of the State of California without giving effect to principles of conflicts of laws.  The parties hereby submit to the exclusive jurisdiction of any state or federal court sitting Los Angeles County, to the extent the Buyer is the defendant and, Contra Costa County, to the extent the Seller is the defendant, over any suit, action or proceeding arising out of or relating to this Agreement or any Transaction Document and waive any claims of lack of personal jurisdiction or forum non conveniens.  The parties agree that a final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction other parties are or may be subject, by suit upon such judgment.  THE PARTIES HEREBY WAIVE ALL RIGHT AND ENTITLEMENT TO A TRIAL BY JURY AS TO ANY DISPUTES BETWEEN THEM.

8.11

Currency.  All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

THE BUYER:

SOCIAL REALITY, INC.
By:	/s/ Christopher Miglino
Name:	Christopher Miglino
Title:	Chief Executive Officer

THE COMPANY:

STEEL MEDIA
By:	/s/ Richard Steel
Name:	Richard Steel
Title:	Chief Executive Officer

THE SELLER:

/s/ Richard Steel
Richard Steel